UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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☒ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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Motorola, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Preliminary Form of Proxy Statement

PRINCIPAL EXECUTIVE OFFICES: 1303 East Algonquin Road Schaumburg, Illinois 60196 March [ ], 2007	PLACE OF MEETING: The Art Institute of Chicago Rubloff Auditorium 230 South Columbus Drive Chicago, Illinois 60603

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
To our Stockholders:
     Our Annual Meeting will be held at The Art Institute of Chicago - Rubloff Auditorium, 230 South Columbus Drive, Chicago, Illinois 60603 on Monday, May 7, 2007 at 4:30 P.M., local time.
     The purpose of the meeting is to:

1.	elect eleven directors for a one-year term;

2.	consider and vote upon a proposed amendment to the Motorola Employee Stock Purchase Plan of 1999 in order to authorize an additional 50 million shares for issuance and sale to employees;

3.	consider and vote upon two shareholder proposals, if properly presented at the meeting; and

4.	act upon such other matters as may properly come before the meeting.
     Only Motorola stockholders of record at the close of business on March 8, 2007 (the “record date”) will be entitled to vote at the meeting. Please vote in one of the following ways:

•	use the toll-free telephone number shown on your WHITE proxy card;

•	visit the website shown on your WHITE proxy card to vote via the Internet; or

•	mark, sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope.
YOUR VOTE IS IMPORTANT
     Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly mail your enclosed WHITE proxy card or voting instruction form in the postage-paid envelope provided. Should you prefer, you may vote in person or by delivering your proxy via telephone or via the Internet by following the instructions on your WHITE proxy card or voting instruction form.
     If you have any questions or need assistance in voting your shares of Motorola common stock, please call D.F. King & Co., Inc., which is assisting Motorola, toll-free at 1-800-488-8095.
PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING ADMISSION TICKETS OR OTHER EVIDENCE OF OWNERSHIP. THE ADMISSION TICKET IS DETACHABLE FROM YOUR WHITE PROXY CARD. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA STOCK TO GAIN ADMISSION TO THE MEETING.
* * * CAUTION * * *
MOTOROLA HAS RECEIVED A NOTICE FROM CERTAIN AFFILIATES OF CARL C. ICAHN FOR THE NOMINATION OF MR. ICAHN TO MOTOROLA’S BOARD OF DIRECTORS AT THE ANNUAL MEETING. THE BOARD URGES YOU TO NOT SIGN ANY PROXY CARDS SENT TO YOU BY THE ICAHN AFFILIATES. IF YOU HAVE PREVIOUSLY SIGNED A PROXY CARD SENT TO YOU BY THE ICAHN AFFILIATES, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED.

By order of the Board of Directors,

A. Peter Lawson
Secretary

[Subject to revision]
March [     ], 2007
Fellow Stockholders:
      You are cordially invited to attend Motorola’s 2007 Annual Stockholders Meeting. The meeting will be held on Monday, May 7, 2007 at 4:30 p.m., local time in the Rubloff Auditorium at The Art Institute of Chicago, 230 South Columbus Drive, Chicago, Illinois 60603.
      At this year’s Annual Meeting, in addition to electing 11 members of our board, we are asking our stockholders to approve an amendment to the Motorola Employee Stock Purchase Plan of 1999 (the “MOTshare Plan”) to make 50 million additional shares available for purchase by employees. The MOTshare Plan encourages employees to own more shares of Motorola and thereby further aligns their interests with those of our stockholders.
      I encourage each of you to vote your shares through one of the three convenient methods described in the enclosed Proxy Statement, and if your schedule permits, to attend the meeting. I would appreciate your support of the nominated directors and the proposed amendment to the MOTshare Plan. As always, I thank you for your continued support of Motorola.
Edward J. Zander
Chairman and CEO,
Motorola, Inc.

PROXY STATEMENT

PROXY STATEMENT

PROXY STATEMENT
ABOUT THE 2007 ANNUAL MEETING
      This proxy statement is being furnished to holders of common stock, $3 par value per share (the “Common Stock”), of Motorola, Inc. (the “Company”). Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held in the Rubloff Auditorium at The Art Institute of Chicago, 230 South Columbus Drive, Chicago, Illinois 60603 on Monday, May 7, 2007 at 4:30 P.M., local time, for the purposes set forth in the Notice of 2007 Annual Meeting of Stockholders. This proxy statement, the form of proxy and the Company’s 2006 Annual Report are being mailed to stockholders on or about March      , 2007. The proxy statement and the 2006 Annual Report are also available on the Company’s website at www.motorola.com/investor.
      The Company has received a notice from Icahn Partners LP, Icahn Partners Master Fund LP and High River Limited Partnership (collectively, the “Icahn Entities”) for the nomination of Carl C. Icahn to the Company’s Board of Directors at the Annual Meeting. The Company does not know whether the Icahn Entities will in fact solicit proxies or nominate Mr. Icahn at the Annual Meeting. Mr. Icahn’s nomination has NOT been endorsed by your Board of Directors. We urge stockholders NOT to sign any proxy card that you may receive from the Icahn Entities. Your Board of Directors urges you to vote for “FOR” our nominees for director, Edward J. Zander, David W. Dorman, Judy C. Lewent, Thomas J. Meredith, Nicolas Negroponte, Samuel C. Scott III, Ron Sommer, James R. Stengel, Douglas A. Warner III, John A. White and Miles D. White. We are not responsible for the accuracy of any information provided by or relating to the Icahn Entities contained in any proxy solicitation materials filed or disseminated by the Icahn Entities or any other statements that they may otherwise make.
VOTING PROCEDURES
Who Is Entitled to Vote?
      Only stockholders of record at the close of business on March 8, 2007 (the “record date”) will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. On that date, there were issued and outstanding                      shares of Common Stock, the only class of voting securities of the Company.
      A list of stockholders entitled to vote at the meeting will be available for examination at the Motorola Innovation Center, 1295 East Algonquin Road, Door 60, Schaumburg, Illinois 60196 for ten days before the Annual Meeting and at the Annual Meeting.
How Can I Vote?
      There are three convenient voting methods:

•	Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on your WHITE proxy card. The deadline for telephone voting is 11:59 p.m., Eastern time on Sunday, May 6, 2007. Telephone voting is available 24 hours a day. If you vote by telephone you should NOT return a proxy card. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by telephone.

•	Voting by Internet. You can also vote via the Internet. The website address for Internet voting is also on your WHITE proxy card. The deadline for Internet voting is 11:59 p.m., Eastern time on Sunday, May 6, 2007. Internet voting also is available 24 hours a day. If you vote via the Internet you should NOT return a proxy card. If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet.

•	Voting by Mail. If you choose to vote by mail, mark your WHITE proxy card, date and sign it, and return it in the postage-paid envelope provided. Please promptly mail your WHITE proxy card to ensure that it is received prior to the Annual Meeting.
How Can I Change My Vote?
      You can revoke your proxy at any time before it is voted at the Annual Meeting by either:

•	Sending written notice of revocation to the Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196;

•	Submitting another timely, later-dated proxy by telephone, Internet or paper ballot; or

•	Attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record (that is, your

PROXY STATEMENT

bank, broker or nominee) to be able to vote at the Annual Meeting.
How Many Votes Must be Present to Conduct Business at the Annual Meeting?
      In order for business to be conducted, a quorum must be represented at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy marked “withhold” or “abstain” will be considered present at the Annual Meeting for purposes of determining a quorum. If the election of directors is a “discretionary” item (as discussed below), a proxy as to which there is a “broker non-vote” will be considered present at the Annual Meeting for purposes of determining a quorum.
How Many Votes Am I Entitled to Cast?
      You are entitled to cast one vote for each share of Common Stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.
How Many Votes Are Required to Elect Directors?
      In February 2006, Motorola’s Board of Directors amended the Company’s bylaws and Board Governance Guidelines to adopt a majority vote standard for non-contested director elections. Under the amended bylaws, a plurality vote standard applies to contested director elections. Because the number of nominees timely nominated for the Annual Meeting exceeds the number of directors to be elected at the 2007 Annual Meeting, the 2007 election of directors is a contested election under the bylaws. As a result, directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the 11 nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, your shares will be voted for the 11 nominees named in this proxy statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees. Abstentions and broker non-votes will have no effect on the director election since only votes “For” a nominee will be counted.
      The determination that the Icahn Entities’ notice of nomination was timely received for purposes of determining the applicability of the majority voting bylaw is neither an admission that the Icahn Entities were eligible to deliver such notice of nomination nor an admission that such notice otherwise complied with the bylaws or that Mr. Icahn is eligible for nomination to the Company’s board of directors.
How Many Votes Are Required to Authorize the Amendment to the Motorola Employee Stock Purchase Plan of 1999 (the “MOTshare Plan”)?
      In order to authorize the amendment to the MOTshare Plan, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required. For this proposal, an abstention will have the same effect as a vote “Against” the proposal. Broker non-votes will not be voted for or against this proposal and will have no effect on this proposal.
How Many Votes Are Required to Pass Any Shareholder Resolution?
      In order to recommend that the Board consider adoption of any shareholder proposal, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required. For any shareholder proposal, an abstention will have the same effect as a vote “Against” the proposal. Broker non-votes will not be voted for or against the proposal and will have no effect on the proposal.
Will My Shares be Voted if I Do Not Provide Instructions to My Broker?
      If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”). The authorization of the amendment to MOTshare and both of the shareholder proposals are “non-discretionary” items. If the Icahn Entities solicit proxies to elect Mr. Icahn to Motorola’s Board of Directors at the Annual Meeting, then the election of directors will also be a “non-discretionary” item. As result, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted in the election of directors, your broker or other nominee will not be able to vote your shares in the election of directors, and your shares will not be voted for any of Motorola’s nominees. We urge you to provide instructions to your broker or nominee so that your votes may be counted on this important matter. You should vote your shares by following the instructions provided on the enclosed WHITE proxy card and returning the WHITE proxy card to your bank, broker or other nominee to ensure that your shares are voted on your behalf. If Mr. Icahn is not nominated to the Board of

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Directors at the Annual Meeting, the election of directors will be a “discretionary” item.
What if I Return My WHITE Proxy Card But Do Not Give Voting Instructions?
      All shares that have been properly voted— whether by telephone, Internet or mail— and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your WHITE proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors. The Board of Directors recommends a vote “For” the election of the 11 director nominees named in this proxy statement, “For” the authorization of the amendment to MOTshare and “Against” both of the shareholder proposals.
What if Other Matters Are Voted on at the Annual Meeting?
      If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the enclosed WHITE proxy card will have the discretion to vote on those matters for you. At the date we filed this proxy statement with the Securities and Exchange Commission, the Board of Directors did not know of any other matter to be raised at the Annual Meeting.
How Do I Vote if I Participate in the Company’s 401(k) Plan?
      If a stockholder owns shares of Common Stock through the Motorola 401(k) Plan (the “401(k) Plan”), the WHITE proxy card also will serve as a voting instruction for the trustees of that plan where all accounts are registered in the same name. If shares of Common Stock in the 401(k) Plan are not voted either by telephone, via the Internet, or by returning the WHITE proxy card representing such shares, those shares will be voted by the trustees in the same proportion as the shares properly voted by other participants owning shares of Common Stock in the 401(k) Plan.

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PROPOSAL 1
ELECTION OF DIRECTORS FOR A ONE-YEAR TERM
How Many Directors Are Standing For Election and For What Term?
      The number of directors of the Company to be elected at the 2007 Annual Meeting is 11. The directors elected at the 2007 Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death or resignation.
NOMINEES
Who Are the Nominees?
      Each of the nominees named below is currently a director of the Company and each was elected at the Annual Meeting of Stockholders held on May 1, 2006, except for Mr. David Dorman who is standing for election for the first time.
      Mr. Fuller and Ms. Nooyi are not standing for re-election. Mr. Fuller, 69, is retiring one year in advance of the mandatory retirement age of 70 set forth in the Company’s Board Governance Guidelines. Ms. Nooyi’s decision not to stand for re-election is due to her becoming Chief Executive Officer of PepsiCo, Inc. on October 1, 2006 and, as recently announced, Chairman on May 2, 2007, and the resulting additional responsibilities of these positions. The ages shown are as of January 1, 2007.

EDWARD J. ZANDER, Principal Occupation: Chairman of the Board and Chief Executive Officer, Motorola, Inc.
Director since 2004 Age— 59
Mr. Zander joined Motorola in January 2004 as Chairman and Chief Executive Officer. Prior to joining Motorola, Mr. Zander was a managing director of Silver Lake Partners, a leading private equity fund focused on investments in technology industries. Prior to holding that position, Mr. Zander was President and COO of Sun Microsystems, Inc., a leading provider of hardware, software and services for networks, from January 1998 until June 2002. Mr. Zander serves as Chairman of the Technology CEO Council and on the board of directors of several educational and non-profit organizations. He serves as a member of the Dean’s Advisory Council of the School of Management at Boston University, as a Director of Time Warner, Netezza Corporation, The Art Institute of Chicago, and After School Matters, Chicago. Mr. Zander received a B.S. degree in electrical engineering from Rensselaer Polytechnic Institute and an M.B.A. degree and an honorary Ph.D. of Humane Letters from Boston University.

DAVID W. DORMAN, Principal Occupation: Senior Advisor and Partner, Warburg Pincus; Retired Chairman and Chief Executive Officer, AT&T
Director since 2006 Age— 52
Mr. Dorman is Senior Advisor and Partner of Warburg Pincus, a global leader in private equity. Prior to holding that position, he was Chairman and Chief Executive Officer of AT&T, a provider of internet and transaction based voice and data services, from November 2002 until his retirement in January 2006. Previously, Mr. Dorman was President of AT&T from 2000 to November 2002, when he became Chairman and Chief Executive Officer. He began his career in the telecommunications industry at Sprint Corp. in 1981, and ultimately served as President of Sprint Business Services. Mr. Dorman serves on the boards of CVS Corporation, YUM! Brands, Inc., Firethorn Mobile, LLC, the Georgia Tech Foundation, and the Woodruff Arts Center in Atlanta. He was also a director of Scientific Atlanta, Inc. until its acquisition by Cisco Systems, Inc. was completed in February 2006. Mr. Dorman received a B.S. degree in Industrial Management from the Georgia Institute of Technology.

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JUDY C. LEWENT, Principal Occupation: Executive Vice President & Chief Financial Officer, Merck & Co., Inc.
Director since 1995 Age— 57
Ms. Lewent has been Chief Financial Officer of Merck & Co., Inc., a pharmaceutical company, since 1990, and in addition, Executive Vice President of Merck since February 2001. She had additional responsibilities as President, Human Health Asia from January 2003 until July 2005, when she assumed strategic planning responsibilities for Merck. Ms. Lewent is also a director of Dell Inc. She serves as a trustee of the Rockefeller Family Trust and is a life member of the Massachusetts Institute of Technology Corporation. Ms. Lewent is a member of the American Academy of Arts & Sciences. She received a B.S. degree from Goucher College and an M.S. degree from the MIT Sloan School of Management.

THOMAS J. MEREDITH, Principal Occupation: General Partner and Co-Founder, Meritage Capital, L.P. and Chief Executive Officer, MFI Capital
Director since 2005 Age— 56
Mr. Meredith is currently a general partner of Meritage Capital, L.P., an investment management firm specializing in multi-manager hedge funds that he co-founded. He is also chief executive officer of MFI Capital. Previously, he was the Managing Director of Dell Ventures and Senior Vice President, Business Development and Strategy of Dell Inc., a computer manufacturer, from 2000 until 2001, and was Chief Financial Officer of Dell Inc. from 1992 until 2000. Mr. Meredith is a director of Motive, Surgient, Inc. and VoxPath Networks. He is also an adjunct professor at the McCombs School of Business at the University of Texas, and serves on the advisory boards of both the Wharton School at the University of Pennsylvania and the LBJ School at the University of Texas. Mr. Meredith received a B.S. degree in Political Science from St. Francis University, a J.D. degree from Duquesne University and an LL.M. degree in Taxation from Georgetown University.

NICHOLAS NEGROPONTE, Principal Occupation: Founder and Chairman of the One Laptop Per Child Non-Profit Association
Director since 1996 Age— 63
Mr. Negroponte is the founder and chairman of the One Laptop Per Child non-profit organization created to design, manufacture and distribute laptops that are sufficiently inexpensive to provide every child in the world access to knowledge and modern forms of education. Mr. Negroponte is currently on leave from the Massachusetts Institute of Technology where he was co-founder and chairman emeritus of the MIT Media Laboratory, an interdisciplinary, multi-million dollar research center focusing on the study and experimentation of future forms of human and machine communication. He founded MIT’s pioneering Architecture Machine Group, a combination lab and think tank responsible for many radically new approaches to the human-computer interface. He joined the MIT faculty in 1966 and became a full professor in 1980. Mr. Negroponte received a B.A. and an M.A. in Architecture from Massachusetts Institute of Technology.

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SAMUEL C. SCOTT III, Principal Occupation: Chairman, President and Chief Executive Officer, Corn Products International
Director since 1993 Age— 62
Mr. Scott is Chairman, President and Chief Executive Officer of Corn Products International, a corn refining business. He was President of the Corn Refining Division of CPC International from 1995 through 1997, when CPC International spun off Corn Products International as a separate corporation. Mr. Scott serves on the Board of Directors of Bank of New York, Inroads/Chicago, Accion International and the Chicago Council on Global Affairs. He also serves as a Trustee of The Conference Board. Mr. Scott graduated from Fairleigh Dickinson University with a bachelor’s degree in engineering in 1966 and an M.B.A. in 1973.

RON SOMMER, Principal Occupation: Retired; Formerly Chairman of the Board of Management, Deutsche Telekom AG
Director since 2004 Age— 57
Mr. Sommer was Chairman of the Board of Management of Deutsche Telekom AG, a telecommunication company, from May 1995 until he retired in July 2002. He is a director of Muenchener Rueckversicherung, Celanese, AFK Sistema, Tata Consultancy Services and Weather Industries. Mr. Sommer is also a Member of the International Advisory Board of The Blackstone Group. Mr. Sommer received a Ph.D. degree in Mathematics from the University of Vienna, Austria.

JAMES R. STENGEL, Principal Occupation: Global Marketing Officer, Procter & Gamble Company
Director since 2005 Age— 51
Mr. Stengel is currently the Global Marketing Officer of Procter & Gamble Company, a consumer products company. He joined Procter & Gamble in 1983, where he recently served as Vice President-Global Baby Care Strategic Planning, Marketing and New Business Development from May 2000 until August 2001, when he became Global Marketing Officer. Mr. Stengel served as chairman of the Association of National Advertisers from 2004 through 2006. He is also on the Seven Hills School Board of Trustees, the National Underground Freedom Center Board of Trustees and the United Way Alexis de Toqueville Society. Mr. Stengel received a B.A. degree from Franklin & Marshall College and an M.B.A. from Pennsylvania State University.

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DOUGLAS A. WARNER III, Principal Occupation: Retired; Formerly Chairman of the Board, J.P. Morgan Chase & Co.
Director since 2002 Age— 60
Mr. Warner was Chairman of the Board and Co-Chairman of the Executive Committee of J.P. Morgan Chase & Co., an international commercial and investment banking firm, from December 2000 until he retired in November 2001. From 1995 to 2000, he was Chairman of the Board, President and Chief Executive Officer of J.P. Morgan & Co. He is also a director of Anheuser-Busch Companies, Inc. and General Electric Company. He is on the Board of Counselors of the Bechtel Group Inc. and is a member of The Business Council. He is chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center. Mr. Warner is a trustee of the Pierpont Morgan Library and a member of the Yale Investment Committee. Mr. Warner received a B.A. degree from Yale University.

DR. JOHN A. WHITE, Principal Occupation: Chancellor, University of Arkansas
Director since 1995 Age— 67
Dr. White is currently Chancellor of the University of Arkansas. Dr. White served as Dean of Engineering at Georgia Institute of Technology from 1991 to early 1997, having been a member of the faculty since 1975. He is also a director of J.B. Hunt Transport Services, Inc. and Logility, Inc. Dr. White received a B.S.I.E. from the University of Arkansas, an M.S.I.E. from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.

MILES D. WHITE, Principal Occupation: Chairman of the Board and Chief Executive Officer, Abbott Laboratories
Director since 2005 Age— 51
Mr. White has been Chairman of the Board and Chief Executive Officer of Abbott Laboratories, a pharmaceuticals and biotechnology company, since 1999. Mr. White joined Abbott in 1984. He received both his bachelor’s degree in mechanical engineering and an M.B.A. degree from Stanford University. He is also a director of Tribune Company. He also serves on the board of trustees of The Culver Educational Foundation, The Field Museum in Chicago and Northwestern University and is chairman of the board of the Federal Reserve Bank of Chicago.

RECOMMENDATION OF THE BOARD
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ELEVEN NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED FOR THE ELECTION OF SUCH ELEVEN NOMINEES AS DIRECTORS.
What if a Nominee is Unable to Serve as Director?
      If any of the nominees named above is not available to serve as a director at the time of the 2007 Annual Meeting (an event which the Board does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

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CORPORATE GOVERNANCE MATTERS
What Are the Board’s Corporate Governance
Principles?
      The Board has long adhered to governance principles designed to assure the continued vitality of the Board and excellence in the execution of its duties. The Board has responsibility for management oversight and providing strategic guidance to the Company. In order to do that effectively, the Board believes it should be comprised of individuals with appropriate skills and experiences to contribute effectively to this dynamic process. The Board is currently highly diversified; it is comprised of active and former CEOs and CFOs of major corporations and individuals with experience in high-tech fields, government and academia. The Board believes that it must continue to renew itself to ensure that its members understand the industries and the markets in which the Company operates. The Board also believes that it must be informed about the positive and negative issues, problems and challenges facing Motorola and its industries and markets so that the members can exercise their fiduciary responsibilities to stockholders.
Which Directors Are Independent?
      On February 22, 2007, the Board made the determination, based on the recommendation of the Governance and Nominating Committee and in accordance with the Motorola, Inc. Director Independence Guidelines, that Mr. Dorman, Mr. Fuller, Ms. Lewent, Mr. Meredith, Mr. Massey, Mr. Negroponte, Ms. Nooyi, Mr. Scott, Mr. Sommer, Mr. Stengel, Mr. Warner, Mr. J. White and Mr. M. White are independent. Mr. Zander does not qualify as an independent director since he is an employee of the Company.
How Was Independence Determined?
      The Motorola, Inc. Director Independence Guidelines include the NYSE independence standards and categorical standards the Board uses in determining if a relationship that a Board member has with the Company is material. The categorical standards adopted by the Board are as follows:
           • Contributions or payments (including the provision of goods or services) from Motorola to a charitable organization (including a foundation), a university, or other not-for-profit organization, of which a director or an immediate family member of a director (defined to include a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home) is an officer, director, trustee or employee, will not impair independence unless the contribution or payment (excluding Motorola matches of charitable contributions made by employees or directors under Motorola’s or the Motorola Foundation’s matching gift programs):

(i) is to an entity of which the director or the director’s spouse currently is an officer, director or trustee, and such person held such position at the time of the contribution,
(ii) was made within the previous three years, and
(iii) was in an amount which, in the entity’s last fiscal year prior to the year of the contribution or payment, exceeded the greater of $300,000 or 5% of such entity’s consolidated gross revenues (or equivalent measure).
           • Indebtedness of Motorola to a bank or similar entity of which a director or a director’s immediate family member is a director, officer, employee or 10% Owner will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is an executive officer or an owner who directly or indirectly has a 10% or greater equity or voting interest in an entity (a “10% Owner”) of such entity and he or she held that position at any time during the previous twelve months, and
(ii) the total amount of Motorola’s indebtedness during the previous twelve months is more than 5% of the total consolidated assets of such entity in its last fiscal year.
           • Other business relationships between a director or a director’s immediate family member, such as consulting, legal or financial advisory services provided to Motorola, will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is a partner, officer or 10% Owner of the company or firm providing such services, and he or she held such position at any time during the previous twelve months, and
(ii) the services that were provided during the previous twelve months were in an amount which, in the company’s or firm’s last fiscal year, exceeded the greater of $1 million or 2% of such company’s or firm’s consolidated gross revenues.
      This categorical standard does not include business relationships with Motorola’s independent registered public accounting firm because those

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relationships are covered by the NYSE independence standards.
           • Motorola’s ownership of voting stock of a company of which the director or the director’s immediate family member is a director, officer, employee or 10% Owner will not impair independence unless the following are applicable:

(i) the director or the director’s spouse is an executive officer of that company, and
(ii) Motorola is currently a 10% Owner of that company.
      The ownership of Motorola Common Stock by a director or a director’s immediate family member will not be considered to be a material relationship which would impair a director’s independence.
      When applying the NYSE independence standards and the categorical standards set forth above, “Motorola” includes Motorola, Inc. and any of its subsidiaries, and the Motorola Foundation. A complete copy of the Motorola, Inc. Director Independence Guidelines is available on the Company’s website at www.motorola.com/investor.
What is Motorola’s Relationship with Entities Associated with Its Independent Directors?
      As previously disclosed, Motorola and the Motorola Foundation have had various commercial and charitable relationships with the Massachusetts Institute of Technology (“MIT”) and the MIT Media Laboratory. Motorola and the Motorola Foundation made payments to MIT of approximately $4.4 million in 2006, $4.7 million in 2005, and $5.5 million in 2004. Nicholas Negroponte is a tenured professor of MIT on leave, and formerly the Chairman of the MIT Media Laboratory, an academic and research laboratory at MIT. Judy Lewent is a life member of the MIT Corporation and serves until June 30, 2007 on its Executive Committee, which is responsible for general administration and superintendence of the MIT Corporation.
      The Motorola, Inc. Director Independence Guidelines state that a director’s independence could be impaired if a payment to a non-profit organization, including universities, was in an amount which, in the recipient organization’s last fiscal year, exceeded the greater of $300,000 or 5% of the recipient organization’s consolidated gross revenues (or equivalent measure). For the fiscal year ended June 30, 2006, MIT had total operating revenue (the closest equivalent to consolidated gross revenue) of $2.14 billion, and 5% of that amount is $107 million. Accordingly, Motorola’s and the Motorola Foundation’s combined payments and contributions to MIT are significantly less than the $107 million impairment threshold. Our payments in 2005 and 2004 were also significantly less than the 5% threshold. MIT, one of the world’s leading research universities in science and technology, has associations with many of the top corporations around the world which, like Motorola, seek the expertise of MIT on a wide variety of matters. Motorola’s relationship with MIT advances the Company’s business goals. Neither Mr. Negroponte nor Ms. Lewent direct the relationship nor do they vote as a member of the Motorola Board of Directors to approve MIT relationships.
      All independent directors, other than H. Laurance Fuller and Ron Sommer, had relationships with entities that were reviewed by the Board under the NYSE’s independence standard covering payments for properties or services exceeding the greater of $1 million or 2% of consolidated gross revenues and/or the Board’s categorical standard described above covering contributions or payments to charitable or similar not-for-profit organizations. In each case, the payments or contributions were significantly less than the NYSE independence standard or the categorical standard and were determined to be immaterial by the Board.
Are the Members of the Audit and Legal, Compensation and Leadership and Governance and Nominating Committees Independent?
      Yes. The Board has determined that all of the members of the Audit and Legal Committee, the Compensation and Leadership Committee and the Governance and Nominating Committee are independent within the meaning of the Motorola, Inc. Director Independence Guidelines and the NYSE listing standards for independence.
Where Can I Receive More Information About Motorola’s Corporate Governance Practices?
      Motorola maintains a corporate governance page on its website at www.motorola.com/investor that includes information about its corporate governance practices. The following documents are currently included on the website:

•	The Motorola, Inc. Board Governance Guidelines, the current version of which the Board adopted on August 2, 2006

•	The Motorola, Inc. Director Independence Guidelines, the current version of which the Board adopted on November 15, 2005

•	The Principles of Conduct for Members of the Motorola, Inc. Board of Directors

PROXY STATEMENT

•	The Motorola, Inc. Code of Business Conduct, which applies to all employees

•	The charters of the Audit and Legal Committee, Compensation and Leadership Committee and Governance and Nominating Committee, the current versions of which the Board adopted on February 12, 2007

•	The Motorola, Inc. Restated Certificate of Incorporation

•	The Motorola, Inc. Amended and Restated Bylaws, the current version of which the Board adopted on February 23, 2006
      The Company intends to disclose amendments to the above documents or waivers applicable to its directors, chief executive officer, chief financial officer and corporate controller from certain provisions of its ethical policies and standards for directors and its employees, on the Motorola website. The Company will also provide you a printed copy of these documents if you contact Investor Relations, in writing at Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196; or by phone at 1-800-262-8509; or by email at investors@motorola.com.
BOARD OF DIRECTORS MATTERS
How Often Did the Board Meet in 2006?
      The Board of Directors held seven meetings during 2006. Overall attendance at Board and committee meetings was 91%. All incumbent directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during 2006, except Ms. Nooyi, who is not standing for re-election and who attended 65% of the meetings.
How Many Directors will Comprise the Board?
      The Board of Directors currently is comprised of 13 directors. Following the Annual Meeting, the Board will consist of 11 directors. Mr. Fuller and Ms. Nooyi are not standing for re-election. In the interim between Annual Meetings, the Board has the authority under the Company’s bylaws to increase or decrease the size of the Board and to fill vacancies.
How Many Executive Sessions of the Board Were Held in 2006?
      Independent directors of the Company meet regularly in executive session without management as required by the Motorola, Inc. Board Governance Guidelines. Generally, executive sessions are held in conjunction with regularly-scheduled meetings of the Board of Directors. In 2006, the non-employee members of the Board met in executive session four times.
Who Serves as the Presiding Director?
      The Board re-appointed Mr. Scott its lead director on May 2, 2006. As the lead director, Mr. Scott chairs meetings of the independent directors and serves as liaison with the chairman with respect to matters considered by the independent directors. Mr. Scott has served as lead director since May 2005.
Will the Directors Attend the Annual Meeting?
      Board members are expected to attend the Annual Meeting of stockholders as provided in the Motorola, Inc. Board Governance Guidelines. All of our directors that stood for election at the 2006 Annual Meeting attended that meeting, except Ms. Nooyi, who is not standing for re-election.

PROXY STATEMENT

What Are the Committees of the Board?
      To assist it in carrying out its duties, the Board has delegated certain authority to several committees. The Board currently has the following committees: (1) Audit and Legal, (2) Compensation and Leadership, (3) Governance and Nominating, (4) Executive, and (5) Finance. Committee membership as of December 31, 2006 and the number of meetings of each committee during 2006 are described below:

	Audit &	Compensation &	Governance &
	Legal	Leadership	Nominating	Executive	Finance

Non-Employee Directors
David W. Dorman	X
H. Laurance Fuller(1)	Chair			X
Judy C. Lewent			X	X	Chair
Thomas J. Meredith	X				X
Nicholas Negroponte			X
Indra K. Nooyi(1)		X
Samuel C. Scott III		Chair		X
Ron Sommer		X
James R. Stengel		X
Douglas A. Warner III			Chair	X	X
John A. White	X
Miles D. White			X
Employee Director
Edward J. Zander				Chair
Number of Meetings in 2006	11	5	5	None	3

(1)	Mr. Fuller and Ms. Nooyi are not standing for re-election to the Board at the May 7, 2007 Annual Meeting.
     In early 2006, the Board terminated the existence of the Technology & Design Committee which held one meeting in 2006. Mr. Negroponte, Mr. Sommer, Mr. Stengel and Mr. J. White were members of the Committee prior to its termination.
Where Can I Locate the Current Committee Charters?
      Current versions of the Audit and Legal Committee charter, Compensation and Leadership Committee charter, and the Governance and Nominating Committee charter, each as amended on February 12, 2007, are available on our website at www.motorola.com/investor.
What Are the Functions of the Audit and Legal Committee?

•	Assist the Board in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, disclosure controls and procedures, financial reporting practices and legal and regulatory compliance

•	Hire the independent registered public accounting firm

•	Monitor the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the internal auditors

•	Maintain, through regularly scheduled meetings, a line of communication between the Board and the Company’s financial management, internal auditors and independent registered public accounting firm

•	Oversee compliance with the Company’s policies for conducting business, including ethical business standards

•	Prepare the report of the Committee included in this proxy statement
What Are the Functions of the Compensation and Leadership Committee?

•	Assist the Board in overseeing the management of the Company’s human resources including:

•	compensation and benefits programs
•	CEO performance and compensation
•	executive development and succession and diversity efforts

PROXY STATEMENT

•	Oversee the evaluation of the Company’s senior management

•	Review and discuss the Compensation Discussion and Analysis (“CD&A”) with management and make a recommendation to the Board on the inclusion of the CD&A in this proxy statement

•	Prepare the report of the Committee included in this proxy statement
What Are the Functions of the Governance and Nominating Committee?

•	Identify individuals qualified to become board members, consistent with the criteria approved by the Board

•	Recommend director nominees and individuals to fill vacant positions

•	Assist the Board in interpreting the Company’s Board Governance Guidelines, the Board’s Principles of Conduct and any other similar governance documents adopted by the Board

•	Oversee the evaluation of the Board and its committees

•	Generally oversee the governance and compensation of the Board
What is the decision-making process to determine executive compensation?
      The Compensation and Leadership Committee has been delegated the responsibility by the Board of Directors (the “Board”) to oversee the programs under which compensation is paid or awarded to Motorola’s executives and evaluate the performance of Motorola’s senior management. The specific functions of the Compensation and Leadership Committee are described in this proxy statement under “What are the Functions of the Compensation and Leadership Committee?” and in the Compensation and Leadership Committee’s charter, which the Compensation and Leadership Committee and the Board periodically review and revise as necessary.
      The Global Rewards department in Motorola’s Human Resources organization supports the Compensation and Leadership Committee in its work and, in some cases, acts pursuant to delegated authority from the Compensation and Leadership Committee to fulfill various functions in administering Motorola’s compensation programs.
      In carrying out its duties, the Compensation and Leadership Committee has direct access to outside advisors, independent compensation consultants and others to assist them. During 2005 and 2007, the Compensation and Leadership Committee directly engaged an outside compensation consulting firm to assist them in its review of the compensation for Motorola’s executive officers.
      For more information on the decisions made by the Compensation and Leadership Committee, see the “Compensation Discussion and Analysis”.
What is the decision-making process to determine director compensation?
      The Governance and Nominating Committee has been delegated the responsibility by the Board to recommend to the Board the compensation for non-employee directors, which is to be consistent with market practices of other similarly situated companies and to take into consideration the impact on non-employee directors’ independence and objectivity. The Board has asked the Compensation and Leadership Committee to assist the Governance and Nominating Committee in making such recommendation. Although, the Charter of the Governance and Nominating Committee authorizes the Committee to delegate director compensation matters to management based on its reasonable judgment, the Committee has chosen not to delegate matters related to director compensation. Management has no role in recommending the amount or form of director compensation.
What is the role of independent compensation consultants in executive and director compensation determinations?
      In accordance with the Compensation and Leadership Committee’s charter, the committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors, including having the sole authority to approve the firm’s or advisor’s fees and other retention terms.
      In accordance with this authority, in 2005 and 2007 the Compensation and Leadership Committee retained Mercer Human Resources Consulting (“Mercer”) as an external consultant to provide insight and advice on matters regarding trends in executive compensation, relative executive pay and benefits practices, relative assessment of pay of Motorola executives to performance, and other topics as the Compensation and Leadership Committee deemed appropriate. See “Independent Consultant Review of Executive Compensation” in the “Compensation Discussion and Analysis” for further details on the compensation related elements the

PROXY STATEMENT

Compensation and Leadership Committee requested be reviewed.
      Mercer’s independent review of Motorola’s senior leadership team compensation found that Motorola’s current executive compensation programs are fundamentally competitive and sound. The Compensation and Leadership Committee intends to engage an external independent consultant to complete an exhaustive evaluation of the Company’s executive rewards program on a periodic basis, generally every two or three years. The Compensation and Leadership Committee intends to engage an external independent consultant to review the specific compensation of the CEO and all direct reports to the CEO annually. The Compensation and Leadership Committee agreed with the Mercer study’s conclusions that no substantive revisions to the compensation programs are required.
      During 2005, the Compensation and Leadership Committee also engaged Mercer to assist the Committee in its review of the compensation for Motorola’s non-employee directors, because of Mercer’s recognized expertise in this area. Mercer was asked to prepare a study of current trends in non-employee director compensation, including benchmarking peer practices and general industry best practices, and to review the design of Motorola’s director compensation program in view of such information. Mercer reviewed its findings with the Compensation and Leadership Committee. Based on the Mercer study and other factors, such as a recognition of the increased time demands placed on the Company’s outside directors and a desire to align the interests of the non-employee directors with stockholders, the Compensation and Leadership Committee recommended to the Governance and Nominating Committee that the non-employee directors’ compensation be changed, including an increase in Board and Committee fees. The Governance and Nominating Committee, after reviewing and discussing these changes, recommended the changes to the Board, which adopted the compensation program currently in place for non-employee directors as described under “How are the Directors Compensated”.
What role, if any, do executive officers play in determining or recommending compensation?
      Motorola’s senior leadership team, comprised of the Chief Executive Officer (“CEO”) and certain of the executives who directly report to the CEO, provide recommendations regarding the design of the Company’s compensation program, which are provided to the Compensation and Leadership Committee. Upon Compensation and Leadership Committee approval, the senior leadership team is ultimately accountable for executing against the objectives of the approved compensation program.
      Each member of Motorola’s senior leadership team is ultimately responsible for approving all compensation actions for their respective organizations. When these compensation actions involve other Motorola executives, the involved senior leadership team member is accountable for ensuring the adherence to all established governance procedures.
      As CEO, Mr. Zander is responsible for bringing recommended compensation actions involving his direct reports to the Compensation and Leadership Committee for approval. Mr. Zander cannot unilaterally implement compensation changes for any of his direct reports. During Compensation and Leadership Committee meetings at which compensation actions involving Mr. Zander’s direct reports are discussed, Mr. Zander takes an active part in the discussions.
      Together with the Executive Vice President, Human Resources, the Global Rewards department in Motorola’s Human Resources organization prepares recommendations regarding CEO compensation and brings those recommendations to the Compensation and Leadership Committee. During Compensation and Leadership Committee meetings at which compensation actions involving Mr. Zander are discussed, Mr. Zander does not participate in the discussions. The independent external compensation consultant, Mercer, is available at such meetings.
      The Compensation and Leadership Committee directly engages an outside consulting firm to assist them in its review of the compensation for Motorola’s senior leadership team.
      The Compensation and Leadership Committee is responsible for bringing recommended compensation actions involving the CEO to the Board for its concurrence. The Compensation and Leadership Committee cannot unilaterally approve compensation changes for the CEO. The Compensation and Leadership Committee must also approve any and all compensation for the direct reports to the CEO.
      As stated above, management does not recommend or determine director compensation.
What Are the Functions of the Executive Committee?

•	Act for the Board between meetings on matters already approved in principle by the Board

PROXY STATEMENT

•	Exercise the authority of the Board on specific matters assigned by the Board from time to time
What Are the Functions of the Finance Committee?

•	Beginning in mid-2006, the Finance Committee meets on an as needed and ad hoc basis

•	Review the Company’s overall financial posture, asset utilization and capital structure

•	Review the need for equity and/or debt financing and specific outside financing proposals

•	Monitor the performance and investments of employee retirement and related funds

•	Review the Company’s dividend payment plans and practices
How are the Directors Compensated?
      During 2006, the annual retainer fee paid to each non-employee director was $100,000. In addition, (1) the chairs of the Audit and Legal and Compensation and Leadership Committees each received an additional annual fee of $15,000, (2) the chairs of the other committees each received an additional annual fee of $10,000, and (3) the members of the Audit and Legal Committee, other than the chair, each received an additional annual fee of $5,000. The Company also reimburses its directors, and in certain circumstances spouses who accompany directors, for travel, lodging and related expenses they incur in attending Board and committee meetings.
      A director may elect to receive a portion of the above retainer and other fees in 5% increments in the form of deferred stock units. The election to receive deferred stock units must be made in 5% increments (e.g., 65% cash/35% deferred stock units). The deferred stock units will be paid to the director in the form of shares of Common Stock upon termination of service from the Motorola Board of Directors. Dividend equivalents will be reinvested in additional deferred stock units subject to the same terms.
      Beginning in 2006, an annual grant of deferred stock units in the second quarter of the fiscal year replaced the annual stock option grant; therefore, directors are no longer granted stock options. The deferred stock units are paid to the director in shares of Common Stock upon termination of service from the Motorola Board of Directors. Dividend equivalents will be reinvested in additional deferred stock units subject to the same terms. The number of deferred stock units granted on May 2, 2006 was determined by dividing $120,000 by the fair market value of a share of Common Stock on the date of grant (rounded up to the next whole number) based on the closing price of the last trading day before grant. Beginning March 1, 2007, the fair market value will be based on the closing price on the date of grant. As of January 1, 2006, non-employee directors are no longer eligible to participate in the Motorola Management Deferred Compensation Plan. Motorola does not currently have a non-equity incentive plan or pension plan for directors.
      On May 2, 2006, each non-employee director received a deferred stock unit award of 5,648 shares of Common Stock.
      Non-employee directors do not receive any additional fees for attendance at meetings of the Board or it committees or for additional work done on behalf of the Board or a committee. Mr. Zander, who is also an employee of Motorola, receives no additional compensation for serving on the Board or its committees.
The following table further summarizes compensation paid to the non-employee directors during 2006.

PROXY STATEMENT

Director Compensation for 2006

				Change in
				Pension
				Value and
	Fees			Nonqualified
	Earned or			Deferred
	Paid in	Stock Awards($)	Option	Compensation	All Other
Name	Cash($)(1)	(2)(3)(4)	Awards($)(5)	Earnings($)(6)	Compensation($)(7)	Total($)
(a)	(b)	(c)	(d)	(f)	(g)	(h)

David W. Dorman(8)	$0	$52,500	$0	$0	$0	$52,500
H. Laurance Fuller	0	235,000	28,300	0	0	263,300
Judy C. Lewent	112,500	120,000	28,300	0	0	260,800
Walter E. Massey(9)	55,000	0	28,300	406	6,578	90,284
Thomas J. Meredith	105,000	120,000	28,300	0	2,844	256,144
Nicholas Negroponte	100,000	120,000	28,300	0	0	248,300
Indra K. Nooyi	0	220,000	28,300	0	0	248,300
Samuel C. Scott III	115,000	120,000	28,300	0	5,153	268,453
Ron Sommer	100,000	120,000	28,300	0	0	248,300
James R. Stengel	100,000	120,000	28,300	0	0	248,300
Douglas A. Warner III	110,000	120,000	28,300	0	0	258,300
John A. White	0	225,000	28,300	3,942	780	258,022
Miles D. White	0	225,000	0	0	0	225,000

(1)	As described above, a director may elect to receive a portion of their retainer or other fees in the form of deferred stock units. The amounts in column (b) are the portion of the annual retainer and any other fees the non-employee director has elected to receive in cash.

(2)	As described above, certain directors have elected to receive deferred stock units for a portion of their retainer or other fees. In addition, all directors received an annual grant of deferred stock units with a grant date value of $120,000 on May 2, 2006, (except for Mr. Dorman who was elected effective July 10, 2006). All amounts in column (c) are the amounts recognized for financial reporting purposes calculated in accordance with FAS 123R, accounting for dividends. These amounts are the same as the aggregate grant date fair value of deferred stock units received by each director in 2006. The number of deferred stock units received and the value of Motorola Common Stock on each date of grant are as follows:

		May 2 - $21.25
	March 31 - $22.96		June 30 - $19.99	September 29 - $24.89	December 28 - $20.55
		Annual Grant
	Deferred	of Deferred	Deferred	Deferred	Deferred
Director	Stock Units	Stock Units	Stock Units	Stock Units	Stock Units

Mr. Dorman	—	—	—	1,055	1,277
Mr. Fuller	1,252	5,648	1,438	1,155	1,399
Ms. Lewent	—	5,648	—	—	—
Mr. Massey	—	—	—	—	—
Mr. Meredith	—	5,648	—	—	—
Mr. Negroponte	—	5,648	—	—	—
Ms. Nooyi	1,089	5,648	1,251	1,004	1,217
Mr. Scott	—	5,648	—	—	—
Mr. Sommer	—	5,648	—	—	—
Mr. Stengel	—	5,648	—	—	—
Mr. Warner	—	5,648	—	—	—
Mr. J. White	1,143	5,648	1,313	1,055	1,277
Mr. M. White	1,143	5,648	1,313	1,055	1,277

(3)	As of December 31, 2006, the aggregate number of stock and option awards outstanding for the non-employee directors were as follows:

PROXY STATEMENT

		Deferred	Restricted	Common
Director	Options	Stock Units	Stock	Stock

Mr. Dorman	0	2,332	0	0
Mr. Fuller	123,966	22,611	936	2,215
Ms. Lewent	123,966	5,674	264	47,604
Mr. Massey*	65,292	5,989	10,294	10,294
Mr. Meredith	15,000	5,674	0	4,223
Mr. Negroponte	123,966	5,674	0	47,863
Ms. Nooyi	48,528	14,574	2,995	1,584
Mr. Scott	115,584	12,216	12,177	21,530
Mr. Sommer	15,000	5,674	0	3,043
Mr. Stengel	15,000	5,674	0	7,305
Mr. Warner	65,292	11,405	4,245	20,153
Mr. J. White	56,910	9,193	540	43,727
Mr. M. White	0	10,028	0	2,000

*	Mr. Massey did not stand for re-election at the May 1, 2006 annual meeting. His holdings above are as of May 1, 2006, his last day on the Board.

(4)	Certain de minimis amounts (less than $50) were paid in cash in lieu of fractional shares.

(5)	The amounts in column (d) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R for a May 3, 2005 award made pursuant to the Motorola, Inc. Omnibus Incentive Plan of 2002 with an aggregate grant date fair value of $84,900. Assumptions used in the calculation of these amounts are included in Note 8, “Share-Based Compensation and Other Incentive Plans” to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(6)	The amounts shown in this column are earnings under the Motorola Management Deferred Compensation Plan that were in excess of the threshold for 2006 “above-market” earnings established pursuant to SEC rules. As of January 1, 2006, non-employee directors are no longer eligible to participate in the plan.

(7)	The aggregate amount of perquisite and personal benefits, securities, or property given to each named director valued on the basis of aggregate incremented cost to the Company (“Company perquisite costs”) was less than $10,000. The amounts shown are tax gross-ups for income imputed to the director for travel expenses for spouses traveling to Board meetings and the annual meeting.

(8)	Mr. Dorman was elected to the Board effective July 10, 2006. As such, he did not receive a DSU award in May 2006 nor did he receive a retainer fee prior to July 10, 2006.

(9)	Mr. Massey did not stand for re-election at the May 1, 2006 annual meeting. As such he did not receive a DSU award in May 2006 nor did he receive any retainer fees after May 1, 2006.
Director Retirement Plan and Insurance Coverage
      In 1996, the Board terminated its retirement plan. Non-employee directors elected to the Board after the termination date are not entitled to benefits under this plan, and non-employee directors already participating in the plan accrued no additional benefits for services after May 31, 1996. In 1998, some directors converted their accrued benefits in the retirement plan into shares of restricted Common Stock. They may not sell or transfer these shares and these shares are subject to repurchase by Motorola until they are no longer members of the Board because either: (i) they did not stand for re- election or were not re-elected, or (ii) their disability or death. Mr. Fuller, Ms. Lewent, Mr. Negroponte, Mr. Scott and Mr. J. White converted their accrued benefits in the retirement plan in 1998 and therefore, there are no current directors entitled to receive payment of such benefits in accordance with the applicable payment terms of the retirement plan.
      Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the director on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such non-employee directors and their spouses during the year ended December 31, 2006 was $2,995.
Related Person Transaction Policy and Procedures
      The Company has established written policies and procedures (“Related Person Transaction Policy” or the “Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”)

PROXY STATEMENT

involving Motorola and its subsidiaries (“Company”) and Related Persons (as defined below). This Policy supplements the Company’s other conflict of interest policies set forth in the Principles of Conduct for Members of the Motorola, Inc. Board of Directors and the Motorola Code of Business Conduct for employees and its other internal procedures. A summary description of the Related Person Transaction Policy is set forth below.
      For purposes of the Related Person Transaction Policy, a Related Person includes the Company’s directors, director nominees and executive officers since the beginning of the Company’s last fiscal year, beneficial owners of 5% or more of any class of the Company’s voting securities (“5% Holder”) and members of their respective Immediate Family (as defined in the Policy).
      The Policy provides that any Transaction since the beginning of the last fiscal year is to be promptly reported to the Company’s General Counsel. The General Counsel will assist with gathering important information about the Transaction and present the information to the applicable Board committee responsible for reviewing the Transaction. The appropriate Board committee will determine if the Transaction is a Related Person Transaction and approve, ratify or reject the Related Person Transaction. In approving, ratifying or rejecting a Related Person Transaction, the applicable committee will consider such information as it deems important to conclude if the transaction is fair to the Company. The Governance and Nominating Committee will make all determinations regarding transactions involving a director or director nominee. The Audit and Legal Committee will make all determinations involving an executive officer or 5% Holder.
      The Company had no Related Person Transactions in 2006.
What is the Process for Identifying and Evaluating Director Candidates?
      As stated in the Motorola, Inc. Board Governance Guidelines, when selecting directors, the Board and the Governance and Nominating Committee review and consider many factors, including experience, in the context of the Board’s needs; diversity; age; skills and independence. It also considers ethical standards and integrity.
      The Governance and Nominating Committee will consider nominees recommended by Motorola stockholders provided that the recommendation contains sufficient information for the Governance and Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Committee and management receive.
      The Committee considers recommendations from many sources, including members of the Board, management and search firms. From time-to-time, Motorola hires global search firms to help identify and facilitate the screening and interview process of director nominees. The search firm screens candidates based on the Board’s criteria, performs reference checks, prepares a biography for each candidate for the Committee’s review and helps set up interviews. The Committee and the Chairman of the Board conduct interviews with candidates who meet the Board’s criteria. During 2006, the Governance and Nominating Committee conducted a search and identified Mr. David W. Dorman as a director candidate. The Committee has full discretion in considering its nominations to the Board.
PROPOSAL 2
AMENDMENT TO THE MOTOROLA EMPLOYEE STOCK PURCHASE PLAN OF 1999
      The Board of Directors believes it is in the best interests of the Company to encourage stock ownership by employees of the Company. Accordingly, the Motorola Employee Stock Purchase Plan of 1999 (“MOTshare” or the “Plan”) was initially adopted in 1999 and authorized the sale to employees of up to an aggregate of 54.3 million shares of Common Stock issued under the Plan. In 2002, both the Board of Directors and the stockholders approved amending the Plan to increase the aggregate number of shares of Common Stock available for sale to employees by 50 million shares.
      The Board of Directors has approved, subject to stockholder approval, amending the Plan to further increase the aggregate number of shares of Common Stock available for sale to employees by an additional 50 million shares.
      As of March 1, 2007, the Company had issued and employees had purchased approximately 94.7 million shares of the 104.3 million total shares authorized to date under the Plan. The Company estimates that an additional 4.5 million shares will be issued and purchased for the six-month purchase period ending March 30, 2007. Accordingly, there is the possibility that, without this amendment, there would be insufficient authorized shares for all issuances before the 2008 Annual Meeting. The Company believes that the additional authorized shares will be sufficient for purchases under the Plan for approximately 6.5 more years.

PROXY STATEMENT

      A summary of the principal features of the Plan as administered in the U.S. is provided below, but is qualified in its entirety by reference to the full text of the Plan that was filed electronically with this proxy statement with the Securities and Exchange Commission. Such text is not included in the printed version of this proxy statement. A copy of the Plan is available from the Company’s Secretary at the address on the cover of this document.
Administration and Eligibility
      The Plan is administered by the Compensation and Leadership Committee of the Board of Directors (the “Committee”). The Committee has the authority to make rules and regulations governing the administration of the Plan. The Committee may delegate the administration of the Plan in accordance with the terms of the Plan.
      Substantially all regular employees of the Company and designated subsidiaries are eligible to participate in MOTshare, except that the following may be excluded at the discretion of the Committee: (i) employees whose customary employment is 20 hours or less per week; and (ii) employees whose customary employment is for not more than 5 months per year. As of December 31, 2006, approximately 54,000 employees were eligible to participate in the Plan and approximately 23,000 employees actually participated in MOTshare.
Participation and Terms
      An eligible employee may elect to participate in the Plan as of any Enrollment Date. “Enrollment Dates” occur on the first day of the offering period which is currently set at six-month intervals beginning on approximately April 1 and October 1. To participate in the Plan, an employee must complete an enrollment and payroll deduction authorization form provided by the Committee which indicates the amounts to be deducted from his or her salary and applied to the purchase of the shares on the Share Purchase Date (as hereinafter defined). The payroll deduction must be within limits set by the Committee.
      A payroll deduction account is established for each participating employee by the Company and all payroll deductions made on behalf of each employee (on an after-tax basis) are credited to each such employee’s respective payroll deduction account. On the last trading day of each offering period (the “Share Purchase Date”), the amount credited to each participating employee’s payroll deduction account is applied to purchase as many shares as may be purchased with such amount at the applicable purchase price.
      The purchase price for the Shares will not be less than the lesser of 85% of the closing price of shares of Common Stock as reported on the New York Stock Exchange (i) on the first trading day of the applicable offering period or (ii) on the Share Purchase Date. Employees may purchase shares through MOTshare only by payroll deductions.
Amendment and Termination
      The Board of Directors of the Company may amend the Plan at any time, provided that if stockholder approval is required for the Plan to continue to comply with the requirements of Securities and Exchange Commission Regulation Section 240.16b-3 or Section 423 of the Internal Revenue Code (the “Code”), such amendment shall not be effective unless approved by the Company’s stockholders within twelve months after the date of the adoption by the Board of Directors.
      MOTshare may be terminated by the Board of Directors at any time.
Federal Income Tax Consequences
      MOTshare is intended to be an “employee stock purchase plan” as defined in Section 423 of the Code. As a result, an employee participant will pay no federal income tax upon enrolling in the Plan or upon purchase of the shares. A participant may recognize gain or loss upon the sale or other disposition of shares purchased under the Plan, the amount and character of which will depend on whether the shares are held for two years from the first day of the offering period.

•	If the participant sells or otherwise disposes of the shares within that two-year period, the participant will recognize ordinary income at the time of disposition in an amount equal to the excess of the market price of the shares on the date of purchase over the purchase price. The Company will be entitled to a tax deduction for the same amount.

•	If the participant sells or otherwise disposes of the shares after holding the shares for the two-year period, the participant will recognize ordinary income at the time in an amount equal to the lesser of (i) the excess of the market price of the shares on the first day of the offering period over the purchase price, or (ii) the excess of the market price of the shares at the time of disposition over the purchase price. The Company will not be

PROXY STATEMENT

entitled to any tax deduction with respect to shares purchased under the Plan if the shares are held for the requisite two-year period.

•	In addition, at the time of disposition of the shares, the employee may also recognize capital gain or loss, either short-term or long-term, depending on how long the employee held the shares.
Other Information
      On March 8, 2007, the closing price of the Common Stock was $          .
      The design of MOTshare does result in a financial statement expense under applicable accounting guidance (FAS 123R). However, because the Company is reducing both participation rates and stock option grant guidelines in the Motorola Omnibus Incentive Plan of 2006 (the “Omnibus Plan”) to ensure our equity granting practice under that plan remains both competitive and cost effective, MOTshare allows the Company to provide an efficient vehicle for all eligible employees to acquire Motorola shares on a regular basis.
RECOMMENDATION OF THE BOARD
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AMENDING THE MOTOROLA EMPLOYEE STOCK PURCHASE PLAN OF 1999 (“MOTshare”). UNLESS OTHERWISE INDICATED ON THE PROXY, THE SHARES WILL BE VOTED FOR AMENDING THE MOTOROLA EMPLOYEE STOCK PURCHASE PLAN OF 1999 (“MOTshare”).
PROPOSAL NO. 3
SHAREHOLDER PROPOSAL RE: SHAREHOLDER VOTE ON EXECUTIVE PAY
      The Company has been advised that William Steiner, the beneficial owner of 900 shares, intends to submit the following proposal for consideration at the 2007 Annual Meeting.
3—Shareholder Vote on Executive Pay
      RESOLVED, shareholders ask our board of directors to adopt a policy that shareholders be given the opportunity to vote on an advisory management resolution at each annual meeting to approve the Compensation Committee report in the proxy statement.
      The policy should provide that appropriate disclosures will be made to ensure that stockholders fully understand that the vote is advisory, will not affect any person’s compensation and will not affect the approval of any compensation-related proposal submitted for a vote of stockholders at the same or any other meeting of stockholders.
      It is essential that the disclosure for this annual vote include disclosure of the percentage of total executive pay and benefits that are performance-based— meaning linked to demonstrable performance criteria measured by our company’s performance compared to its peer companies.
      Mr. William Steiner, 112 Abbottsford Gate, Piermont, NY 10968 sponsors this proposal.
      The current rules governing senior executive compensation do not give stockholders enough influence over pay practices. In the United Kingdom, public companies allow stockholders to cast an advisory vote on the “directors remuneration report.” Such a vote is not binding, but allows stockholders a clear voice which could help reduce excessive pay. Stockholders do not have any mechanism for providing ongoing input. See “Pay Without Performance” by Lucian Bebchuk and Jesse Fried.
      I believe that adoption of this proposal will be one step further in the improvement of our corporate governance. On July 27, 2006, our board amended our company’s poison pill by accelerating its termination from November 2008 to August 2006. This was in response to our 77% support for a shareholder proposal by William Steiner, Piermont, NY.
      Our Board deserves to be commended for taking this step. On the other hand that does not mean that there is no further need for improvement. For instance, The Corporate Library (TCL) http://www.thecorporatelibrary.com/ an independent investment research firm rated our company “High Concern” in Executive Compensation. CEO pay was $14 million in one year. Our Board should be encouraged to continue with improvement in our corporate governance and support this proposal.
Shareholder Vote on Executive Pay
Yes on 3

RECOMMENDATION OF THE BOARD
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS SHAREHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED AGAINST THE ADOPTION OF THIS PROPOSAL.

PROXY STATEMENT

      The Board of Directors urges shareholders to vote against this shareholder-submitted proposal because: (1) Motorola’s shareholders already have precise and efficient methods to communicate their specific concerns about executive compensation (and other matters) directly to the Board, and these methods are far superior to the non-specific advisory vote recommended by the Proponent; (2) the advisory vote advocated by the Proponent would not provide the Board with any meaningful insight into specific shareholder concerns regarding executive compensation; and (3) Motorola’s independent Compensation and Leadership Committee already oversees an executive compensation program that is thoughtful, performance-based, objective and transparent.

Motorola’s Shareholders Already Have Precise and Efficient Methods to Communicate Their Specific Concerns Directly to the Board
      Motorola’s shareholders currently have a number of appropriate tools to communicate specific concerns regarding executive compensation directly to the Board. These tools enable precise communication, rather than the ambiguous results of a general advisory vote. The most direct tool available to shareholders to communicate concerns about executive compensation is the ability to send a message directly to the independent Compensation and Leadership Committee of the Board of Directors. Such a message can be sent one of two ways, either:

Via email to:	Through the mail to:

boardofdirectors@motorola.com	Compensation & Leadership Committee

c/o Corporate Secretary, Motorola, Inc.,
1303 East Algonquin Road,
Schaumburg, IL 60196.

An Advisory Vote Provides No Meaningful Insight Into Specific Shareholder Concerns Regarding Executive Compensation
      The vote recommended in the proposal would not provide any useful information to Motorola or the members of the independent Compensation and Leadership Committee. For example, if shareholders voted “against” an advisory resolution, Motorola would not be able to determine if the negative vote indicates that shareholders don’t like the format, presentation or style of the report, or if shareholders disapprove of some element of Motorola’s underlying compensation practices. This lack of clarity as to the meaning of the outcome of the advisory vote requested by the proposal eliminates any benefits it might offer.

Motorola’s Independent Compensation and Leadership Committee Already Oversees an Executive Compensation Program That Is Thoughtful, Performance-Based, Objective and Transparent
      The Compensation and Leadership Committee (the “Committee”) oversees Motorola’s executive compensation program and evaluates the performance of Motorola’s senior executives. The Committee is comprised solely of independent directors and has established a compensation philosophy of providing compensation programs that attract, retain and motivate the best people, producing outstanding business performance and shareholder value. The Committee exercises great care and discipline in determining executive compensation. Establishing executive compensation arrangements involves balancing numerous business considerations against competitive pressures and is a complex undertaking for which the Committee is uniquely suited. Motorola and the Committee continually monitor the executive compensation programs and adopt changes to reflect the dynamic, global marketplace in which Motorola competes for talent. Furthermore, the Committee believes the information set forth in this proxy statement fully and fairly describes Motorola’s executive compensation programs and provides stockholders with information on which to evaluate such compensation programs.
      The Board does not believe the advisory vote requested by the Proponent will enhance the Company’s compensation programs or improve communication between shareholders and the Board. For these reasons and the others stated above, the Board of Directors recommends that you vote AGAINST the adoption of this shareholder-submitted proposal.
PROPOSAL NO. 4
SHAREHOLDER PROPOSAL RE: RECOUP UNEARNED MANAGEMENT BONUSES
      The Company has been advised that Kenneth Steiner, the beneficial owner of 1,400 shares, intends to submit the following proposal for consideration at the 2007 Annual Meeting.
4—Recoup Unearned Management Bonuses
      RESOLVED: Shareholders request our board to adopt a policy (preferably in our bylaws), for our board to recoup for the benefit of our company all unearned incentive bonuses or other incentive payments to senior executives to the extent that their corresponding performance targets were later reasonably determined to have not been achieved. Restatements are one means to determine unearned bonuses.

PROXY STATEMENT

      This would include that all applicable employment agreements and incentive plans adopt enabling or consistent text as soon as feasibly possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts and pay plans.
      Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021 sponsors this proposal.
      This proposal is similar to the proposal voted at the Computer Associates (CA) August 2004 annual meeting. In October 2003 Computer Associates announced that it had inflated income in the fiscal year ending March 31, 2000 by reporting income from contracts before they were signed.
      Bonuses for senior executives that year were based on income exceeding goals. Sanjay Kumar, then CEO, received a $3 million bonus based on Computer Associates’ supposedly superior performance. Mr. Kumar did not offer to return his bonus based on discredited earnings. Mr. Kumar was later sentenced to 12-years in jail.
      There is no excuse for over-compensation based on discredited earnings at any company. This proposal will give us as shareholders more options if we find ourselves in a situation similar to the Computer Associates scenario. If it appears that our Company reported erroneous results that must be negatively restated, then our board should have the power, by adoption of this proposal, to seek to recoup all incentive pay that was not earned or deserved.
Recoup Unearned Management Bonuses
Yes on 4

RECOMMENDATION OF THE BOARD
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ADOPTION OF THIS SHAREHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW. UNLESS OTHERWISE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED AGAINST THE ADOPTION OF THIS PROPOSAL.
      The Board of Directors urges shareholders to vote against this shareholder-submitted proposal because: (1) the proposal suggests an overly rigid approach to the issue raised by the Proponent, one that would require the Board to mechanically recoup bonuses even in inequitable circumstances; (2) a flexible policy that enables the Board to review the facts and circumstances involved in a financial restatement is more appropriate than a blanket policy, (3) pursuant to the Sarbanes-Oxley Act, in the event of a material restatement of the Company’s financial results as a result of misconduct, the chief executive officer and the chief financial officer are already required to reimburse the Company for any bonus or other incentive-based or equity-based compensation during the year following initial publication of the financial statements that were required to be restated, and (4) the proposal could limit the Company’s ability to attract and retain qualified executives and other managers.
The Proposal is Overly Mechanical and Overly Broad
      The Board of Directors generally agrees with the Proponent and supports the review of incentive-based compensation following a restatement that impacts the achievement of financial targets relating to that compensation. However, notwithstanding the Board’s general agreement with the fundamental concern raised by the Proponent, the Board cannot support the specific proposal because it presents an overly broad and rigid policy that would require a mechanical recoupment of compensation without a review of the attendant facts and circumstances related to a financial restatement. The Proponent’s rigid proposal would presumably apply to all restatement situations, even those that were not caused by misconduct (for example, a restatement triggered by a retroactive change in financial accounting rules) and could apply to all senior executives, including those not involved in any misconduct related to a restatement.
In the Event of a Restatement, the Board Would Take Appropriate Actions
      In the event of a material restatement of the Company’s financial results, the Board believes it would be prudent to carefully review the facts and circumstances that caused the restatement before determining the appropriate course of action. Upon completion of an investigation of the facts and circumstances surrounding a material restatement, the Board could consider: (1) whether any compensation was paid or awarded on the basis of having achieved performance targets, (2) whether a particular employee or officer was engaged in misconduct that contributed to the restatement, and (3) whether the compensation paid to the employee or officer would have been reduced had the financial results been properly reported. If it is determined that an employee or officer did engage in misconduct, the Board would take appropriate action, which could include, among other things, termination of employment, seeking repayment of

PROXY STATEMENT

any bonus received for the period restated, seeking repayment of gains realized as a result of exercising options awarded for the period restated, or canceling options or other equity compensation.
The Sarbanes-Oxley Act Already Mandates Recoupment from the CEO and CFO in the Event of a Material Restatement Caused by Misconduct
      In addition to the actions described above, if misconduct has occurred that results in material non-compliance with any financial reporting requirement under the securities laws, Section 304 of the Sarbanes-Oxley Act of 2002 requires the chief executive officer and chief financial officer to reimburse the Company for any bonus or other incentive-based or equity-based compensation, as well as any profits from the sale of Motorola stock, received during the twelve-month period following the initial publication of the financial statements that had to be restated. Accordingly, as a matter of law, the CEO and CFO are already subject to a policy of the type suggested by the Proponent.
The Proposal Could Limit the Company’s Ability to Attract and Retain Qualified Executives and Other Managers
      While the Board believes it appropriate to review incentive-based compensation following a material restatement that impacts the achievement of financial targets, the Board believes it is vital that it be allowed to consider all the related facts and circumstances before determining what course of action to take. The Board disagrees with the Proponent’s sweeping proposal that would presumably apply to all restatement situations, even if they are immaterial or not resulting from misconduct. Recoupment in the event of misstatements that are not caused by misconduct or from executives not involved in any misconduct related to a restatement is inequitable. Under the Proponent’s policy, a substantial portion of the compensation of each of the Company’s senior officers would be subject to a risk of forfeiture, including for reasons that may be entirely outside of the executive’s control. Such a risk of forfeiture, particularly when the policies of the Company’s competitors do not impose such a risk, may significantly impact the Company’s ability to attract and retain qualified executives and other managers that are critical to Motorola’s competitiveness and success.
      A mandatory recovery policy such as the one suggested by the Proponent strips the Board of its discretion and limits the Board’s flexibility to act. To carry out its fiduciary duties to stockholders, and as a matter of fairness to its officers, the Board believes it must retain the discretion to exercise its judgment in a manner that takes into account all relevant findings and conclusions. Therefore, the Board of Directors recommends that you vote AGAINST the adoption of this overly rigid shareholder-submitted proposal.

PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION
      The following table summarizes the Company’s equity compensation plan information as of December 31, 2006. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company in connection with mergers or acquisitions where the plans governing the options will not be used for future awards, as described below.

					Number of securities
					remaining available for
	Number of				future issuance under
	securities to be		Weighted-average		equity compensation
	issued upon exercise		exercise price		plans (excluding
	of outstanding		of outstanding		securities reflected in
	options and rights		options and rights		column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by Motorola stockholders	230,563,721	(1)(2)(3)	$18.21	(4)	120,571,906	(5)
Equity compensation plans not approved by Motorola stockholders(6)(7)	6,730,705		$15.90		0

Total	237,294,426		$18.14		$120,571,906

(1)	This includes shares subject to outstanding options granted under the Motorola Omnibus Incentive Plan of 2006 (“2006 Plan”) and prior stock incentive plans no longer in effect.

(2)	This also includes an aggregate of 5,705,147 restricted or deferred stock units that have been granted or accrued pursuant to dividend equivalent rights under the 2006 Plan and prior stock incentive plans which are no longer in effect. Each restricted or deferred stock unit is intended to be the economic equivalent of a share of Common Stock.

(3)	This does not include 481,777 stock appreciation rights (“SARs”) which are outstanding and exercisable under prior stock incentive plans that are no longer in effect. These SARs enable the recipient to receive, for each SAR granted, cash in an amount equal to the excess of the fair market value of one share of Common Stock on the date the SAR is exercised over the fair market value of one share of Common Stock on the date the SAR was granted. No security is issued upon the exercise of these SARs.

(4)	This weighted exercise price does not include outstanding restricted or deferred stock units.

(5)	Of these shares: (i) 9,630,845 shares remain available for future issuance under the Company’s employee stock purchase plan, the Motorola Employee Stock Purchase Plan of 1999, as amended; and (ii) an aggregate of 110,941,061 shares remain available for grants of awards under the 2006 Plan. In addition to stock options, other equity benefits which may be granted under the 2006 Plan are SARs, restricted stock, restricted stock units, deferred stock units, performance shares and other stock awards.

(6)	The Company’s only non-stockholder approved plan was terminated effective May 1, 2006 upon adoption of the 2006 Plan. Since its inception, the major purposes of the C/ A Plan were to grant awards: (i) to persons newly hired by the Company, and (ii) in connection with the acquisition of businesses. Otherwise, grants were generally made by the Company under the Company’s stockholder approved incentive plans. Awards could not be made under the C/ A Plan to directors or executive officers of the Company. The C/ A Plan is more fully described below.

(7)	As of December 31, 2006, there were 1,378,901 shares subject to outstanding stock options which had been assumed by the Company in connection with acquisition transactions, at a weighted average exercise price of $11.30. These options were issued under equity compensation plans of companies acquired by the Company. No additional options may be granted under these equity compensation plans. The table does not include information with respect to these assumed options.
Compensation/ Acquisition Plan of 2000
      The Motorola Compensation/ Acquisition Plan of 2000 (the “C/ A Plan”), initially adopted on November 7, 2000 by the Board of Directors was terminated on May 1, 2006 upon the adoption of the 2006 Plan. The C/ A Plan provided that awards could be granted to employees of the Company and its subsidiaries who were not executive officers or directors of the Company, in connection with its recruiting and retention efforts. Since its inception, the major purposes of the C/ A Plan have been to grant awards: (i) to persons newly hired by the Company, and (ii) in connection with the acquisition of businesses. The C/ A Plan permitted the granting of stock options, stock appreciation rights, restricted stock and restricted stock units, performance stock, performance units and other stock awards.

PROXY STATEMENT

      Awards included options to acquire shares of Common Stock, shares of restricted Common Stock and restricted stock units. Each option granted has an exercise price of 100% of the market value of the Common Stock on the date of grant. Generally, options expire 10 years from the date of grant and vest and become exercisable at 25% increments over four years. Awards of restricted stock or restricted stock units consist of shares or rights to shares of Common Stock. The restrictions on individual grants vary, but are designed so that the awards are subject to substantial risk of forfeiture by the employee.
      Upon the occurrence of a change in control, each stock option outstanding on the date on which the change in control occurs, will immediately become exercisable in full. In addition, the restrictions on all shares of restricted stock or restricted stock units outstanding on the date on which the change in control occurs will be automatically terminated.
OWNERSHIP OF SECURITIES
Security Ownership of Management and Directors
      The following table sets forth information as of February 28, 2007, regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table*, and by all current directors, nominees and executive officers of the Company as a group. Each director, nominee and named executive officer owns less than 1% of the Common Stock. All current directors, nominees and current executive officers as a group own less than 1%.

		Shares Under		Total Shares
		Exercisable		Beneficially
Name	Shares Owned(1)	Options(2)	Stock Units(3)	Owned(4)(5)

Edward J. Zander	135,599	1,999,930	238,726	2,910,975	(6)
David W. Devonshire	50,999	0	5,291	56,290	(7)
Ronald G. Garriques(8)	0	0	0	0
Gregory Q. Brown	18,063	442,265	0	941,139	(9)
A. Peter Lawson	36,765	782,963	0	834,091	(10)
David W. Dorman	0	0	2,335	2,335
H. Laurance Fuller	3,151	123,966	24,073	151,190	(11)
Judy C. Lewent	47,604	123,966	5,690	177,260	(12)
Thomas J. Meredith	4,223	15,000	5,690	24,913
Nicholas Negroponte	47,863	123,966	5,690	177,519
Indra K. Nooyi	4,579	48,528	15,813	68,920	(13)
Samuel C. Scott III	33,741	115,584	12,250	161,575	(14)
Ron Sommer	3,043	15,000	5,690	23,733
James R. Stengel	7,305	15,000	5,690	27,995
Douglas A. Warner III	24,410	65,292	11,437	101,139	(15)
John A. White	44,267	56,910	10,495	111,672	(16)
Miles D. White	2,000	0	11,333	13,333	(17)
All current directors, nominees and current executive officers as a group (24 persons)	520,217	5,073,021	367,977	7,666,136	(18)

*	Since Mr. Nemcek ceased to be an executive officer on June 30, 2006, his holdings are not included in this table.

(1)	Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the Motorola Stock Fund of the Company’s 401(k) Plan and the shares listed under “Shares Under Exercisable Options” and “Stock Units”.

(2)	Includes shares under options exercisable on February 28, 2007 and options which become exercisable within 60 days thereafter.

(3)	Includes stock units which are deemed to be beneficially owned on February 28, 2007 or 60 days thereafter. Stock units are not deemed beneficially owned until the restrictions on the units have lapsed. Each stock unit is intended to be the economic equivalent of a share of Common Stock.

PROXY STATEMENT

(4)	Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

(5)	Includes interests, if any, in shares held in the Motorola Stock Fund of the Company’s 401(k) Plan, which is subject to some investment restrictions, the shares listed under “Shares Under Exercisable Options” and units listed under “Stock Units.”

(6)	Mr. Zander has shared voting and investment power over 75,000 of these shares. His holdings under “Total Shares Beneficially Owned” include 238,071 restricted stock units that have vested but are subject to a deferred distribution upon the occurrence of certain events, as provided in his employment agreement. His holdings under “Total Shares Beneficially Owned” also include 535,511 stock units that are subject to restrictions. The 535,511 units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2007.

(7)	Mr. Devonshire’s holdings under “Total Shares Beneficially Owned” include 5,277 stock units that are subject to restrictions. The restrictions on all of these units lapse on March 18, 2007 and are reflected under “Stock Units”.

(8)	Mr. Garriques terminated his employment with the Company on February 16, 2007 and forfeited his options and restricted stock units.

(9)	Mr. Brown’s holdings under “Total Shares Beneficially Owned” include 505,427 stock units that are subject to restrictions. These units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2007.

(10)	Mr. Lawson has shared voting and investment power over 16,242 of these shares.

(11)	Mr. Fuller does not have investment power over 936 of these shares.

(12)	Ms. Lewent does not have investment power over 264 of these shares.

(13)	Ms. Nooyi does not have investment power over 2,995 of these shares.

(14)	Mr. Scott does not have investment power over 12,177 of these shares.

(15)	Mr. Warner does not have investment power over 4,245 of these shares.

(16)	Mr. John White has shared voting and investment power over 30,551 of these shares and does not have investment power over 540 of these shares.

(17)	Mr. Miles White has shared voting and investment power over 2,000 of these shares.

(18)	All directors, nominees and current executive officers as a group have: sole voting and investment power over 370,786 of these shares, shared voting and investment power over 123,793 of these shares, and have sole voting and no investment power over none of these shares. Included under “Total Shares Beneficially Owned” are 2,373,696 stock units that are subject to restrictions. Each stock unit is intended to be the economic equivalent of a share of Common Stock. These units are excluded from the computations of percentages of shares owned because the restrictions lapse more than 60 days after February 28, 2007.

(19)	No directors, nominees or current executive officers have pledged shares of Motorola Common Stock pursuant to any loan or arrangement where there is an expectation that the loan or arrangement may be repaid by foreclosure or other recourse to the shares of Motorola Common Stock.
Security Ownership of Principal Shareholders
      The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5% of the Company’s Common Stock on December 31, 2006.

	Number of Shares
	and Nature of		Percent of
Name and Address	Beneficial Ownership		Outstanding Shares

Barclays Global Investors, NA. and related companies(1) 45 Fremont Street San Francisco, CA 94105	168,280,301 shares of Common Stock	(1)	6.97%

(1)	Information based solely on Schedule 13G dated January 31, 2007 filed with the Securities and Exchange Commission jointly by Barclays Global Investors, NA.; Barclays Global Fund Advisors; Barclays Global Investors, Ltd; Barclays Global Investors Japan Trust and Banking Company Limited; and Barclays Global Investors Japan Limited. The Schedule 13G indicates that at December 31, 2006: (a) Barclays Global Investors, NA. was the beneficial owner with sole dispositive power of 128,608,213 shares and reported sole voting as to 108,880,450 shares; (b) Barclays Global Fund Advisors was the beneficial owner with sole dispositive power of 14,543,894 shares and reported sole voting power as to 14,509,823 shares; (c) Barclays Global Investors, Ltd. was the beneficial owner with sole voting and dispositive power as to 18,292,211 shares; (d) Barclays Global Investors Japan Trust and Banking Company reported sole voting and dispositive power as to 2,597,569 shares; and (e) Barclays Global Investors Japan Limited reported sole voting and dispositive power as to 4,238,414 shares.

PROXY STATEMENT

Compensation Discussion and Analysis

General Compensation Philosophy
      Motorola is known around the world for innovation and leadership in wireless and broadband communications. Inspired by our vision of seamless mobility, Motorola’s general compensation philosophy is to provide world-class reward strategies and programs that attract, retain and motivate the right people, in the right places at the right time to help our customers get and stay connected simply and seamlessly. Our compensation philosophy is integral to producing outstanding business performance and shareholder value.
      As a result, we strive to provide a total compensation package that is competitive with the prevailing practices for the industry and countries in which we operate, allowing for above average total compensation when justified by business results and individual performance.

Executive Compensation Guiding Principles
      Our general compensation philosophy is further guided by the following principles specific to our executives:

•	A strong link between pay and performance—both at the Company and the individual level.
•	When Motorola has outstanding performance, total compensation can be above the prevailing market median—correlating with the level of success achieved.
•	Strongly differentiated pay for high performers proportional to their contributions to Motorola’s success.
•	Executives aligning with stockholders and managing from the perspective of owners with a meaningful equity stake in Motorola.
•	A competitive total rewards package that will enable the Company to attract and motivate high-performing talent and that is strongly competitive with other large-cap, high-tech companies.
•	Retain high performers through meaningful wealth creation opportunities.
•	A simple and cost-efficient program design.

Components of Motorola’s Compensation Program
      The compensation program for our Named Executive Officers consists of:

(1) Base salary;

(2) Short-term incentives—namely the annual Motorola Incentive Plan;

(3) Long-term incentives—namely, the Long-Range Incentive Plan, and equity grants;

(4) Executive benefits and perquisites; and

(5) Broad-based employee benefits.
Each component aligns the interests of our executives with the interests of our shareholders in different ways, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality toward one’s job and by linking individual performance to the Company’s performance, and by ensuring healthy employees.

Our Compensation Mix
      We measure the competitiveness of our total direct compensation (base salaries + target short-term incentive opportunity + long-term incentives) against high-technology market practices. Overall, and for the last several years, total direct compensation levels for each position are targeted, on average, at the 65th percentile of similar positions in our comparator company group. Some variation above and below the 65th percentile is allowed when, in the judgment of management and/or the Compensation and Leadership Committee, as appropriate, the value of the individual’s experience, performance and specific skill set justifies variation. In this way, competitively superior pay goes to those who earn it. As a result, the greatest retention value has been invested in the strongest performers.
      The costs of our compensation program impact Motorola’s financial performance. As a result, we continue to remain focused on ensuring that our compensation program is optimized to motivate employees to improve Motorola’s results on a cost-effective basis.
      We also recognize the need to balance the components of our compensation program appropriately depending on employee position and ability to impact Motorola’s results. Accordingly, our executive compensation program is structured so that more than two-thirds of our senior executives’ targeted total compensation is “at risk” (in the form of equity grants, the Long-Range Incentive Plan and the Motorola Incentive Plan) and is dependent upon Motorola’s results.

Compensation Benchmarking
      The elements, as well as the total direct compensation, of our rewards program for executives are benchmarked against a comparator company group. In the United States, our comparator company group consists of 17 large-cap, high-tech companies that, in the aggregate, both we and the

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Compensation and Leadership Committee believe best represent the Motorola portfolio of businesses and with which we compete for executive talent. We believe using a comparator company group is an appropriate method to understand the executive talent market in which we must compete to obtain and retain top-quality talent. The Compensation and Leadership Committee reviews the comparator companies annually to determine if any changes in the composition of the comparator group are necessary.
      In 2006, our comparator company group consisted of the following companies: Apple, Inc., Cisco Systems, Inc., Dell Inc., Electronic Data Systems Corp., EMC Corp., LM Ericsson Telephone Co., Hewlett-Packard Co., International Business Machines Corp., Intel Corp., Alcatel-Lucent, Microsoft Corp., Nokia Corp., Nortel Networks Corp., Oracle Corp., QUALCOMM Inc., Sun Microsystems, Inc. and Texas Instruments Inc. Based upon the market in which Motorola competes for executive talent within our industry, the Committee approved our comparator company group and had it confirmed for reasonableness by the Committee’s independent consultant, Mercer Human Resources Consulting. In 2007, these same companies will comprise our comparator company group.
      Outside of the United States, where possible, the same comparator company group companies are compared. In addition, other multinational and local competitors for executive talent are included in our comparisons when it is appropriate to do so.
      In addition to the comparator company data, we also analyze and incorporate compensation market data from the following survey sources:

Cash Compensation Survey Sources

•	CHiPS Executive Senior Management Total Compensation Survey published by Pearl Meyer & Partners, a Clark Consulting Practice;
•	Towers Perrin Compensation Data Bank® (CDB) Executive Compensation Database; and
•	The Benchmark and Executive Surveys Overall Practices Report published by Radford, an AON company.

Long-Term Incentive Compensation Survey Sources

•	The three survey sources listed under “Cash Compensation Survey Sources” above; and
•	The Global Long Term Incentive Practices Survey published by Buck Consultants, an ACS company.
      Because these surveys contain competitive compensation market data on a number of companies spanning a number of different industries, our market analysis involves narrowing the available data to “cuts” that most accurately reflect our competitive labor market. We complete regression analyses using the appropriate “data cuts” to capture the most accurate market data possible.
      In order of priority, the “data cuts” we employ include:

1) The 17 large-cap, high-tech companies that comprise our comparator company group;

2) An expanded comparator company group that includes other high-tech companies (e.g., Google Inc., Palm, Inc., Advanced Micro Devices Inc., etc.);

3) High-tech companies with annual revenue greater than $500 million; and, if necessary,

4) Large-cap companies with annual revenue greater than $3 billion.
      Since 2000, along with the Compensation and Leadership Committee, we have sought to more closely align our executive compensation program with that of our large-cap high-tech peers. Overall, our philosophy is to structure the elements of our compensation program to be competitive between the 50th and the 65th percentile of our comparator company group.
      However, we strongly believe in engaging the best talent in critical functions, and this may entail negotiations with individual executives who have significant retention packages in place with other employers. In order to make such individuals “whole” for the compensation that they would forfeit by terminating their previous employment, we, along with the Compensation and Leadership Committee, as appropriate, may determine that it is in the best interest of Motorola to negotiate compensation packages that deviate from the general principle of targeting the 50th to 65th percentile. Similarly, we, along with the Compensation and Leadership Committee, as appropriate, may determine it is necessary to provide compensation outside of the normal cycles to individuals to address (a) job changes related to shifts in the Company’s strategic priorities, (b) strategic investment in individuals deemed critical to our leadership succession plans and (c) retention of critical talent. Therefore, for some executives, the individual compensation elements are above the target range of the 50th to the 65th percentile.

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Independent Consultant Review of Executive Compensation
      In accordance with the Compensation and Leadership Committee’s charter, the Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors, including having the sole authority to approve the firm’s or advisor’s fees and other retention terms. The Committee’s current consultant, Mercer Human Resources Consulting (“Mercer”), is independent of Motorola and reports directly to the Chair of the Compensation and Leadership Committee. Mercer does not have any other significant business relationships with Motorola. When appropriate, the Committee will have discussions with Mercer without management present to ensure impartiality.
      The Compensation and Leadership Committee’s policy is to ensure the use of independent compensation consultants. Motorola management reports to the Committee annually any unrelated fees for services and products the Company may purchase from Mercer as a percent of Mercer’s total revenue. The Committee reviews and must approve in advance any unrelated engagements on which the Company wishes to embark with Mercer. The Committee believes that Mercer is presently the appropriate consultant to help with Motorola’s executive compensation. There are times that it is in the best interest of the Company to use Mercer for limited, unrelated services in light of Motorola’s global reach, because it is otherwise difficult to find a reputable consultant other than Mercer in some countries and regions in which the Company does business. In these instances, Motorola management will review the use of Mercer with the Committee. The Committee uses this information and other matters of good judgment to ensure Mercer’s independence in advising the Committee.
      The Committee intends to engage an external independent consultant to complete an exhaustive evaluation of the Company’s executive rewards program on a periodic basis, such as every two or three years. The Committee also intends to engage an external independent consultant to review the specific compensation of the CEO and all direct reports to the CEO annually.
      In November 2005, the Committee engaged Mercer to independently complete an exhaustive evaluation of Motorola’s executive rewards programs and the senior leadership team’s compensation. This study found that Motorola’s current executive compensation programs are fundamentally competitive and sound. The Committee agreed with the Mercer study’s conclusions that no substantive revisions to the compensation programs were required.
      In January 2007, the Compensation and Leadership Committee once again engaged Mercer to independently review Motorola’s senior leadership team’s compensation. The Committee agreed with the Mercer study’s conclusions (see “2007 Executive Compensation Review”) and relied on the study’s findings in setting the 2007 compensation levels for Motorola’s senior leadership team.

2007 Executive Compensation Review
      Mercer’s 2007 executive compensation review studied (a) the competitiveness of Motorola’s senior leadership team compensation, (b) the “pay mix” and structure compared to the market and (c) the relationship between Motorola’s senior leadership team compensation levels and Motorola’s actual performance. Mercer’s study found that Motorola’s current compensation targets are consistent with its targeted pay positioning by compensation component and reasonable relative to the market overall.
      The following specific compensation components were included in the competitive assessment:

•	Base salary;
•	Annual bonus (target annual bonus opportunity);
•	Total cash compensation (base salary + target annual bonus opportunity);
•	Long-term incentive compensation (long-range incentive compensation target opportunity + equity compensation); and
•	Total direct compensation (base salary + target annual incentive opportunity + long-term incentive compensation).
      Mercer relied on both published survey sources and actual peer company proxy data to determine Motorola’s competitive positioning relative to the market. Each position reviewed was matched to the market based on position responsibility and the scope of the business. Overall, Mercer found that Motorola’s current executive compensation levels are appropriately competitive.

Executive Pay Levels Relative to the Market
      Mercer’s study found that Motorola’s target total direct compensation (base salary + target annual bonus incentive opportunity + long-term incentives) is near the 75th percentile and is above Motorola’s target pay positioning (65th percentile), primarily driven by strong financial performance in 2005 and the resulting short-term incentive awards

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and strong long-term incentive awards paid in 2006. Mercer found that:

•	Motorola utilizes equity grants to recognize performance and to provide a strong retention incentive;
•	Select executives received RSU grants to provide meaningful retention incentive; and

•	These special RSU incentive grants are the primary reason total 2006 compensation for these executives was higher than the 65th percentile pay target.

•	Motorola utilizes equity versus executive retirement programs to provide wealth creation opportunities (one-half of the peer group provides a supplemental executive retirement program benefit, while Motorola has closed its program effective January 1, 2000).

Pay Mix and Structure Compared to the Market
      Mercer’s study found that Motorola’s compensation structure is highly leveraged so that strong company performance leads to above market pay and weak company performance results in below market pay (characterized as a “desirable linkage” by Mercer). The study also found that Motorola’s current executive compensation program is more equity/long-term incentive oriented compared to peer companies and general market practice. Mercer’s study also noted that Motorola’s overall use of equity appears reasonable and that recent annual “run rates” have declined and are at the 25th percentile of the peer group.

Pay and Performance Relationship
      Mercer’s study found that Motorola’s near-term results have been very positive for shareholders, but noted that improvement opportunities exist such as those listed below. The Compensation and Leadership Committee agreed with the Mercer study’s conclusions and relied on the study’s findings in setting the 2007 compensation levels for Motorola’s senior leadership team.

•	Overall, recent relative pay appears to be well aligned with relative performance, especially on the dimensions of growth and shareholder returns.
•	Motorola’s financial performance relative to the peer group has improved in the most recent year compared to a 3-year average performance measure.
•	Compensation for the Named Executive Officers is consistent with top- and bottom-line growth measures, as well as with return on equity, return on capital and total shareholder return performance.
•	Motorola continues to have room to improve on operating performance.
•	Relatively low valuation ratios suggest continued opportunity for further improvement in shareholder results and continued equity appreciation for management.

(1) Base Salary
      Overall, and for the last several years, base salary levels for each position are targeted, on average, at the 50th percentile of similar positions in our comparator company group. Some variation above and below the competitive median is allowed when, in the judgment of management and/or the Compensation and Leadership Committee, as appropriate, the value of the individual’s experience, performance and specific skill set justifies variation. In this way, competitively superior pay goes to those who earn it. As a result, the greatest retention value has been invested in the strongest performers. Base salary recognizes an employee’s role, responsibilities, skills, experience and sustained performance.
      The base salaries for the Motorola senior leadership team, including the Named Executive Officers, were established upon completion of an external market competitiveness analysis by Mercer.

(2) Short-Term Incentives
      The Motorola Incentive Plan (“MIP”) is a cash-based, pay-for-performance annual incentive plan that was initiated in January 2002 and applies to every regular employee in the Company (excluding those employees participating in a sales incentive plan). Motorola, like many companies, uses an incentive plan to reward employees for their contributions to strong annual business performance.
      MIP is an annual plan that supports Motorola’s goals for promoting teamwork, strengthening our financials, going after market share and improving customer satisfaction and quality. It also helps us:

•	Attract and keep the talent we need to succeed
•	Focus employees’ attention on critical business goals
•	Share the financial benefits of superior performance, and
•	Provide pay that is competitive with our comparator companies.

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MIP Incentive Formula
      The MIP incentive formula has the following components:

Performance Factors

Eligible Earnings	×	Individual Incentive Target	×	Business Performance Factor	×	Individual Performance	=	MIP Award

MIP Individual Incentive Target
      The MIP “Individual Incentive Targets” are based on market-competitive data and are established as a percentage of eligible earnings (generally base salary). Each year, the Compensation and Leadership Committee designates target levels for Motorola executives. Overall, and for the last several years, MIP Incentive Targets for each position are targeted, on average, between the 50th and 65th percentile of similar positions in our comparator company group.
      For 2006, the Individual Incentive Targets for Motorola executives generally ranged from 45% (for appointed vice presidents) to 135% (for the CEO) of base salary. For 2006, the specific Individual Incentive Targets for our Named Executive Officers were:

•	Mr. Zander 135%
•	Mr. Devonshire 95%
•	Mr. Brown 110%
•	Mr. Garriques 110%
•	Mr. Lawson 95%
•	Mr. Nemcek 95%
      The Individual Incentive Targets for the Motorola senior leadership team, including our Named Executive Officers, were established by the Compensation and Leadership Committee upon completion of an external market competitiveness analysis by Mercer.

MIP Business Performance Factor
      Each year, “Business Performance Factor” targets are established for the Company and for each of its major businesses. While most employees receive rewards based on business performance of their particular business (and its corresponding Business Performance Factor), the award for all Motorola executives (including the Named Executive Officers) have a significant portion of their award (100% for Motorola’s senior business leaders, including the Named Executive Officers, and 50% for all other Motorola executives and senior managers) based on the overall Motorola Business Performance Factor.
      For 2006, the MIP Business Performance Factor measures, listed in priority order, are:

•	Operating Earnings—calculated according to GAAP, excluding one-time events called out in earnings releases, such as restructuring activities, sales of marketable securities and stock compensation expense. (60% weight)
•	Operating Cash Flow—calculated according to GAAP, which excludes gains on sales of investments and securities. (10% weight)
•	Revenue Growth—calculated as the year-over-year percentage increase in net sales after discounts according to GAAP, adjusted for the impact of mergers, acquisitions and divestitures in excess of $50 million. (10% weight)
•	Three (3) quality-specific measures: Customer Satisfaction, Reliability and Cost of Poor Quality. (combined 20% weight)
      The established financial and quality-specific performance objectives represent a substantial stretch beyond the actual results achieved in 2005. In setting these “stretch” performance objectives, we realized that the achievement of the planned performance would be very difficult. We believe that the establishment of stretch performance objectives is appropriate in light of our 65th percentile pay targets. However, Motorola’s performance management process is built on our core value of performance. Year after year, we raise the performance bar in the pursuit of continuous improvement.
      The Business Performance Factor has a multiplier range between 0% (for below threshold performance) and 200% (for performance at maximum). Achieving targeted business performance objectives results in a 100% Business Performance Factor multiplier.
      For 2006, Motorola exceeded the target for revenue growth (10% weight). Our 2006 revenues reached a record $42.9 billion, up 22% over 2005. On the indicated quality-specific measures (20% weight), performance was sufficient to contribute to an incentive payout, but was less than the maximum. Performance fell below minimums for both operating earnings and operating cash flow (combined weight of 70%). As a result, the formula-driven 2006 MIP awards (based on 2006 business results) were appropriately below the established target award level.

MIP Individual Performance
      The MIP “Individual Performance” modifies the formula-driven award (business results) according to an individual’s contribution to Motorola’s success. At Motorola, we believe that the most

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effective performance management process establishes a tight and clear link between individual and organization goals and performance. Ultimately, we strive to establish a clear line of sight between our performance management process and our business strategy. Individual performance is measured by both what an individual accomplishes (goal achievement) and how the individual achieves those accomplishments (behaviors). Individual Performance multipliers range from 0% (no award paid) to 130% (130% of the formula-driven award), demonstrating our commitment to differentiating rewards based on business and individual performance.

(3)	Long-term Incentives
      Motorola’s long-term incentive programs are designed to encourage creation of long-term value for our stockholders, employee retention and stock ownership. These programs include:

•	Long-Range Incentive Plan (“LRIP”) and
•	Equity grants (stock options and limited and selective use of restricted stock or restricted stock units).
      A large number of our employees participate in one or more of our long-term incentive programs, which we believe promote a long-term focus on results and align employee and stockholder interests. At the same time, we have carefully considered the impact of equity expensing, actions taken by our comparator group companies to reduce the use of stock options, and Motorola’s dilution and overhang levels, and made certain changes to our equity programs in the interest of achieving the appropriate balance between promoting Motorola’s cost competitiveness and maintaining employee incentives.
      Overall, and for the last several years, long-term incentive levels for our senior executives are targeted, on average, at the 65th percentile of similar positions in our comparator company group. Our senior executives receive a large proportion of their overall targeted compensation (roughly two-thirds) in the form of long-term incentives in order to align interests of management and stockholders and to promote a focus on long-term results. LRIP accounts for roughly one-third of the total targeted long-term incentive compensation value; the balance comes in the form of equity grants, primarily stock options.
      Targeted long-term incentive positions for Motorola’s senior leadership team, including our Named Executive Officers, were established upon completion of an external market competitiveness analysis by Mercer.

Long-Range Incentive Plan
      The Motorola Long-Range Incentive Plan (“LRIP”) is a pay-for-performance, multi-year incentive plan. LRIP was implemented in January 2005. The initial three-year cycle started on January 1, 2005 and will conclude on December 31, 2007. A second three-year cycle started on January 1, 2006 and will conclude on December 31, 2008. A third three-year cycle approved by the Board in February 2007 will start on January 1, 2007 and will conclude on December 31, 2009.
      Participation in LRIP is limited to Motorola’s elected officers— including all corporate, senior and executive vice presidents (approximately 135 participants, including the Named Executive Officers).
      LRIP is a three-year plan that has financial targets set annually. Annual performance against the established financial targets is averaged to determine the overall cycle’s award. Motorola’s total shareholder return is then measured, both as a stand-alone value and among its peer comparator group, to determine if the full LRIP cycle award will be paid. Additionally, each participant’s individual performance will be taken into account in determining the final LRIP award on a negative discretion basis only— no participant’s individual award can be greater than their formula driven award. Threshold levels of performance against the established targets (both the financial targets and total shareholder return targets) must be satisfied in order for a LRIP award to be paid. If these threshold levels of performance are not met, no LRIP award is earned. The final LRIP award, if any, is measured in cash and paid either in the form of cash or in the form of Motorola Common Stock. The form of payment will be determined by the Compensation and Leadership Committee, in its sole discretion, upon the conclusion of a LRIP cycle.

LRIP Incentive Formula
      The LRIP incentive formula has the following variables:

Base Salary at Cycle Start	×	Individual Incentive Target	×	LRIP Business Performance Factor	=	LRIP Award

LRIP Individual Incentive Targets
      The LRIP “Individual Incentive Targets” are based on market-competitive data and are established as a percentage of base salary at the start of the performance cycle. The Compensation and Leadership Committee designates target levels for all LRIP participants. The Individual Incentive Targets ranged from 50% to 250% of cycle-start base salary.

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The LRIP Individual Incentive Targets are different than the individual incentive targets set under MIP.
      For the 2005-2007 LRIP cycle, the specific Individual Incentive Targets for our Named Executive Officers are:

•	Mr. Zander 250%
•	Mr. Devonshire 150%
•	Mr. Brown 183%
•	Mr. Garriques n/a*
•	Mr. Lawson 150%
•	Mr. Nemcek 150%
      For the 2006-2008 LRIP cycle, the specific Individual Incentive Targets for our Named Executive Officers are:

•	Mr. Zander 250%
•	Mr. Devonshire 150%
•	Mr. Brown 200%
•	Mr. Garriques n/a*
•	Mr. Lawson 150%
•	Mr. Nemcek 150%
* Mr. Garriques terminated employment on
February 16, 2007.

LRIP Business Performance Factor
      The LRIP Business Performance Factor is calculated as a result of the following three-step process:
      Step 1: Establish performance targets and record performance results annually.
      LRIP awards are based on: (1) Annual Improvement in Economic Profit and (2) Annual Growth in Sales. By combining these measures, LRIP emphasizes the importance of balancing growth and profitability. While LRIP is not directly tied to stock price, the progress made against these two measures should equate to value created for stockholders.
      Economic Profit is defined as: Net Operating Profit (after taxes) minus Capital Charge— where, Capital Charge is equal to the average of invested capital at the beginning and the end of each year, multiplied by the cost of capital.
      Annual Growth in Sales is equal to the percent change in sales from the beginning of each individual year within the LRIP cycle to the end of that individual year.
      Specific Economic Profit and Annual Growth in Sales targets are established at the beginning of each year within a performance cycle and a “Business Performance Matrix” is developed. The LRIP “Business Performance Matrix” is a table that outlines specific Business Performance Factors to be used for specific achievements against the established Economic Profit improvement and sales growth targets. The LRIP Business Performance Factors can range from 0% (for performance below threshold) to 200% (for maximum performance).
      At the conclusion of each year, the performance against the LRIP business performance targets is measured and recorded.
      Each year’s established LRIP performance objectives represent a substantial stretch beyond the actual results achieved in the previous year. In setting these “stretch” performance objectives, we realized that the achievement of the planned performance is very difficult. However, Motorola’s performance management process is built on our core value of performance. Year after year, we raise the performance bar in the pursuit of continuous improvement. We believe that the establishment of stretch performance objectives is appropriate in light of our 65th percentile pay targets.
      The performance against the LRIP measures for the 2005 performance year well-surpassed the targeted performance objectives— achieving the maximum level of performance. As a result, the Business Performance Matrix score for the 2005 performance year was 200%.
      The performance against the LRIP measures for the 2006 performance year was below the threshold level of performance set for 2006. As a result, the Business Performance Matrix score for the 2006 performance year is 0%.
      Since LRIP is a three-year incentive plan, no LRIP award is payable at the conclusion of any one performance year. Step 2 and Step 3 below detail the additional components involved in the determining a LRIP award.
      Step 2: Average the recorded annual performance results to determine the foundation of the LRIP award.
      The three recorded annual performance results are averaged together to determine the LRIP cycle’s baseline award.
      Step 3: Measure Motorola’s three-year total shareholder return compared with the established comparator company group to determine the final Business Performance Factor to be used for the LRIP cycle.

2005-2007 LRIP Cycle
      For the 2005-2007 LRIP cycle, in order for a full LRIP award to be paid, Motorola’s three-year total shareholder return must exceed the average total shareholder return of the established peer-

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group competitors (see Compensation Benchmarking above). For LRIP purposes, total shareholder return is calculated as follows:

Ending share price
(200-day average through last day of cycle (December 31, 2007))
+	Value of reinvested dividends

=	Total ending value

-	Beginning share price
(200-day average through first day of cycle (December 31, 2004))

=	Total value created

÷	Beginning share price
(200-day average through first day of cycle (December 31, 2004))

=	Total shareholder return

      If Motorola’s three-year total shareholder return is equal to or above the 50th percentile of the comparator group, then the full LRIP business performance factor is applied. If Motorola’s three-year total shareholder return is below the 50th percentile but above the 35th percentile of the comparator group, then a 25% reduction in the LRIP business performance factor is applied. If Motorola’s three-year total shareholder return is below the 35th percentile of the comparator group, then a 50% reduction in the LRIP business performance factor is applied.
      The 2005-2007 LRIP cycle began on January 1, 2005 and will conclude on December 31, 2007.

2006-2008 LRIP Cycle
      For the 2006-2008 LRIP cycle, in order for a full LRIP award to be paid: (a) Motorola’s three-year total shareholder return must exceed the 55th percentile total shareholder return of the established peer-group competitors (see Compensation Benchmarking above) and (b) Motorola’s “absolute” three-year total shareholder return must be positive (e.g., greater than 0%). For LRIP purposes, total shareholder return is calculated as follows:

Ending share price
(200-day average through last day of cycle (December 31, 2008))
+	Value of reinvested dividends

=	Total ending value

-	Beginning share price
(200-day average through first day of cycle (December 31, 2005))

=	Total value created

÷	Beginning share price
(200-day average through first day of cycle (December 31, 2005))

=	Total shareholder return

      If Motorola’s three-year total shareholder return is equal to or above the 55th percentile of the comparator group, then the full LRIP business performance factor is applied. If Motorola’s three-year total shareholder return is below the 55th percentile but above the 25th percentile of the comparator group, then a “haircut” reduction in the LRIP business performance factor is applied. The “haircut” is linear between the 55th percentile (no reduction) and the 25th percentile (50% reduction). If Motorola’s three-year total shareholder return is below the 25th percentile of the comparator group, then the Compensation and Leadership Committee will use its discretion to determine if any 2006-2008 LRIP award will be paid.
      Additionally, Motorola’s “absolute” three-year total shareholder return must be positive (e.g., greater than 0%) to ensure that any 2006-2008 LRIP award will be paid.
      The 2006-2008 LRIP cycle began on January 1, 2006 and will conclude on December 31, 2008.

Impact of Individual Performance on LRIP Awards
      The CEO may adjust the amount of the LRIP award to any participant at any time prior to payment as a result of the participant’s performance during the performance cycle; provided, however, that any such adjustment may not result in a payment to the participant in excess of the participant’s maximum award under the Plan and any such adjustment to a payment to a member of the senior leadership team will be subject to the approval of the Compensation and Leadership Committee.
      Likewise, the Compensation and Leadership Committee may reduce the amount of the LRIP award to any member of the senior leadership team at any time prior to payment as a result of the participant’s performance during the performance cycle.

Equity Awards
      To reward and retain employees in a manner that best aligns employees’ interests with stockholders’ interests, Motorola uses stock options as its primary long-term incentive vehicle. Together with the Compensation and Leadership Committee, we believe that stock options align employees’ interests precisely with those of other stockholders, because when the price of the stock declines from the price at the grant date, the employee obtains no value.
      A wide range of managerial and individual contributors participate in the Company’s stock option plans. On May 3, 2006, the Committee

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granted stock options to approximately 28,900 employees as part of the Company’s annual award of stock options. These options vest and become exercisable in four equal annual installments, with the first installment vesting May 3, 2007. The per share exercise price for the stock options is $21.25, the fair market value of Motorola Common Stock on the date of the grant (see Fair Market Value Definition below). The stock options expire on May 3, 2016. Approximately 94% of the stock options covered by the May 3, 2006 grant went to employees other than the Named Executive Officers.

Restricted Stock Units
      On a limited and selective basis, Motorola also grants restricted stock units: (a) to help make potential employment candidates “whole” for the compensation that they would forfeit by terminating their previous employment, (b) to encourage retention of critical talent, (c) as a strategic investment in individuals deemed critical to our leadership succession plans, and (d) to reward performance. In 2006, approximately 225 of our 68,000 employees received a restricted stock unit grant.

Fair Market Value Definition
      Throughout 2006 and until March 1, 2007, “Grant Date Fair Market Value” was defined as the closing price for a share of Motorola Common Stock on the last trading day before the date of grant for equity awards.
      For equity award grants on or after March 1, 2007, our definition of “Grant Date Fair Market Value” has changed to the closing price for a share of Motorola common stock on the date of grant.
      The official source for the closing price is, as has been the case, the New York Stock Exchange Composite Transaction as reported in the Wall Street Journal, Midwest edition.
      Only the Committee may grant equity to any executive who reports directly to the CEO. We do not time the granting of stock options around the disclosure of material non-public information.
      Since 2002, the grant date for the annual award of stock options has always been within a day or two of the annual Motorola stockholder meeting. This grant date timing is expected to continue in 2007.

Recoupment of MIP, LRIP and Equity Awards
      In the event of a material restatement of Motorola’s financial results, the Board of Directors believes it would be prudent to carefully review the facts and circumstances that caused the restatement before determining the appropriate course of action. Upon completion of an investigation of the facts and circumstances surrounding a material restatement, the Board of Directors would consider: (1) whether any compensation was paid or awarded on the basis of having achieved performance targets, (2) whether a particular employee or officer was engaged in misconduct that contributed to the restatement, and (3) whether the compensation paid to the employee or officer would have been reduced had the financial results been properly reported. If it is determined that an employee or officer did engage in misconduct, the Board of Directors would take appropriate action, which could include, among other things, termination of employment, seeking repayment of any bonus received for the period restated, seeking repayment of gains realized as a result of exercising stock options awarded for the period restated, or canceling stock options or other equity compensation.
      Motorola makes restrictive covenants (for a period following separation from employment, prohibiting disclosure of confidential proprietary information, solicitation of Motorola employees or customers on behalf of another employer, and certain work for competitors) a condition of receipt of equity awards to our executives. Under these restrictive covenants, executives that violate them not only may be enjoined from pursuing such conduct and be subject to other court imposed remedies, but they also are required to forfeit any outstanding awards as of the date such violation is discovered and to return any option gains realized in the two years prior to and any time following the separation from employment as well as the value of any restricted stock units on the date the restrictions lapsed. These provisions serve to protect the Company’s intellectual property and human capital, and help ensure that our executives act in the best interest of our Company and our stockholders.

(4) Executive Benefits and Perquisites
      Since 2000, the Committee and management have sought to more closely align the Company’s total executive rewards programs with that of its large-cap, high-tech peers. Overall, Motorola’s philosophy is to pay between the 50th and 65th percentile for total rewards for executive positions in this peer group given average business performance, but with substantially leveraged compensation which is performance based. As a result, several significant

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’changes in the Motorola executive benefits and perquisites programs have taken place:

Discontinued Executive Benefit and Perquisite Programs

Executive Welfare Benefits

•	Supplemental Executive AD&D/ Travel Accident Insurance coverage terminated on December 31, 2004.

•	Supplemental Executive Life Insurance coverage terminated on December 31, 2004 (with the exception of retired participants and active participants who were age 55 or older on January 1, 2005; these retired and active participants will continue to receive post- retirement life insurance coverage equal to one times their salary at retirement).

Executive Retirement Benefits

•	The Elected Officer Supplemental Retirement Plan was closed to new participants as of January 1, 2000. This supplemental retirement plan provides an annual income of up to 70% of the participant’s base salary in place on June 30, 2005 at retirement or disability based on certain eligibility and vesting requirements. As of January 1, 2007, there are 5 unvested participants remaining in the plan. We do not have an executive-only retirement plan. See “Retirement Plans” for a description of retirement plans generally available to all regular U.S. employees who started before January 1, 2005. After January 1, 2005, we do not have any pension retirement plan for new employees.

Executive Perquisites

•	In 2004, we terminated the U.S. Executive Vehicle Program, the U.S. Executive Home Security Program, and first class air travel on flights less than 6 hours in duration.

New Executive Benefit and Perquisite Programs

•	Because the health of our executives is critical to driving Motorola’s success, we introduced a health coaching program in 2005. This program provides Motorola executives with personal health coaching recommendations and encouragement to reach exercise, weight management, nutrition, smoking cessation and stress management goals. For tax purposes, the value of executive health coaching services provided is treated as imputed income.

Executive Benefits and Perquisites That Have Not Changed

•	The Motorola Management Deferred Compensation Plan is a non-qualified deferred compensation plan that is unfunded and unsecured and allows eligible Motorola’s elected officers the opportunity to defer taxes on their base salary and cash incentive compensation. Motorola does not contribute to this plan. This program takes up where our 401(k) plan leaves off. While the 401(k) plan limits pre-tax contributions, the Motorola Management Deferred Compensation Plan has no statutory limits. It is designed to allow eligible participants with an opportunity to supplement their savings for retirement and other long-term savings goals in a tax effective manner. The Motorola Management Deferred Compensation Plan is not intended to provide for the payment of above-market or preferential earnings (as these terms are defined under the regulations of the Securities and Exchange Commission) on compensation deferred under the plan.

•	The Motorola Executive Financial Planning Program provides Motorola’s elected officers with comprehensive financial planning assistance. One of the most common executive perquisite among our comparator companies, our financial planning perquisite assists eligible participants in achieving the highest value from their compensation package. The annual allowance for our Corporate Vice Presidents is $7,000 and $10,000 for our senior executives. For tax purposes, the value of financial planning services provided is treated as imputed income.

Change-in-Control Protection

•	The Board considers the maintenance of a sound management team to be essential to protecting and enhancing the best interests of Motorola and its stockholders. To that end, Motorola recognizes that the possibility of a change-in-control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of Motorola and its stockholders. Accordingly, the Board has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without

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the distraction which may arise from the possibility of a change-in-control. As a result, Motorola has established the Senior Officer Change in Control Severance Plan. Motorola’s Senior Officer Change-in- Control Severance Plan uses a “double trigger”. In order for severance benefits to be “triggered”, a change-in-control must take place and an executive must be involuntarily terminated (for a reason other than “cause”) or must leave for “good reason” within 24 months of the change-in-control. For a description of benefits provided in a change-in-control, see “Change in Control Arrangements”.

(5) Broad-based Employee Benefits
      As U.S. employees, our Named Executive Officers have the opportunity to participate in a number of benefits programs that are generally available to all regular U.S. employees. These benefits include:

•	Healthcare Plans— includes medical benefits, dental benefits, behavioral health program, vision and hearing care program, onsite wellness programs and wellness centers/fitness centers.

•	Life and Disability Plans— includes group life insurance, business travel accident insurance and short-term and long-term disability income plans.

•	Investing Plans— includes the 401(k) plan, MOTshare (Employee Stock Purchase Plan) and previously existing pension plans available to employees who began their employment prior to January 1, 2005.

•	Work/ Life Plans— includes programs that assist with daily needs such as childcare, adoption assistance, dependent care account and long-term care insurance.

The Impact of Compensation Amounts Realizable on the Other Elements of Compensation
      In making compensation decisions, the Compensation and Leadership Committee reviews total compensation and benchmarks those elements. We have deliberately designed our compensation program to attract, retain and motivate high quality talent.
      Our incentive plan award formulas take base salary into consideration (as part of “Eligible Earnings” under MIP and as “Base Salary at the Start of the Cycle” under LRIP) in determining the target dollar incentive opportunity. As a result, as a participant’s base salary increases, that participant’s target incentive opportunity increases as well. Since we follow a policy of ensuring that total compensation, as well as each element comprising total compensation, are competitive within the labor market (as discussed in “Compensation Benchmarking”), we have not lowered compensation awards based on the amounts realizable under other compensation elements.
      However, we have placed “limits” on benefits available under our Life and Disability Plans and our Investing Plans (including our pension plans).
      For regular U.S. employees, our Life and Disability Plans use base salary and lump-sum merit pay as components of “eligible compensation” under the applicable plans (incentive plan awards are not part of “eligible compensation”). “Eligible compensation” is used as the basis for the size for the applicable benefit. Specifically,

•	Base Life Insurance—set at 2x eligible compensation, rounded to the next higher $100 (maximum benefit is $3 million);

•	Supplemental Life Insurance—opportunity to purchase an additional 1x, 2x, or 3x eligible compensation, rounded to the next higher $100 (maximum Base Life Insurance + Supplemental Life Insurance is $3 million);

•	Accidental Death and Dismemberment Insurance—set at 2x eligible compensation, rounded to the next higher $100 (maximum benefit is $3 million); and

•	Business Travel Accident Insurance—set at 3x eligible compensation, rounded to the next higher $100 (maximum benefit is $3 million).
      For regular U.S. employees, our Investing Plans likewise use base and lump-sum merit pay as components of “eligible compensation” under the applicable plans (incentive plan awards are not part of “eligible compensation”). In addition, our “qualified” plans are subject to IRS limits. Specifically,

•	401(k) Plan— regular pre-tax annual contributions in 2006 of up to $15,000 limit, “catch-up” annual contributions (applies to participants age 50 or older) up to an additional $5,000 limit;

•	MOTshare (Employee Stock Purchase Plan)— contributions are limited to $21,250 or 10% of total eligible compensation per calendar year;

•	Pension Plans— Motorola’s Pension Plans are offered to pension-eligible employees hired before January 1, 2005. Motorola offers two different qualified pension plans— the “Portable Pension Plan” and the “Traditional Pen-

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sion Plan”. Motorola also offers the “Motorola Supplemental Pension Plan” (a non-qualified plan) to highly compensated employees whose qualified pension plan benefits are reduced by IRS annual salary limits. A third pension plan, the “Elected Officer Supplemental Retirement Plan” (a non-qualified plan) was offered to Motorola executives who became elected officers prior to January 1, 2000. This plan was closed to new participants as of January 1, 2000.

—	Both the “Portable Pension Plan” and the “Traditional Pension Plan” use the average compensation for the five years of highest pay during the last 10 calendar years of employment (“Final Average Earnings”) to calculate the pension benefit. For purposes of determining the pension benefit, annual compensation taken into account may not exceed the 401(a)(17) limit imposed by the Internal Revenue Code in any year ($220,000 in 2006).

—	The “Motorola Supplemental Pension Plan” also uses the average compensation for the five years of highest pay during the last 10 calendar years of employment (“Final Average Earnings”) to calculate the pension benefit. The maximum “Final Average Earnings” is capped at the compensation limit under Internal Revenue Code Section 401(a)(17) plus $175,000.

—	The “Elected Officer Supplemental Retirement Plan”, which was closed to new participants as of January 1, 2000, uses the sum of (a) the participant’s base salary at retirement (or the base salary in place on June 30, 2005, whichever is earlier) and (b) the average of the five highest Motorola Incentive Plan awards received within the last eight years preceding retirement. This supplemental retirement plan caps the benefit at an annual income of up to 70% of the participant’s base salary at retirement or on June 30, 2005, whichever is earlier.

The Role of Executive Officers in Determining Executive Compensation
      Motorola’s senior leadership team, comprised of the Chief Executive Officer (“CEO”) and certain of the executives who directly report into the CEO, provide recommendations regarding the design of the Company’s compensation program to the Compensation and Leadership Committee. Upon Compensation and Leadership Committee approval, the senior leadership team is ultimately accountable for executing against the objectives of the approved compensation program.
      Each member of Motorola’s senior leadership team is ultimately responsible for approving all compensation actions for their respective organizations. When these compensation actions involve other Motorola executives, the involved senior leadership team member is accountable for ensuring the adherence to all established governance procedures.
      As CEO, Mr. Zander is responsible for bringing recommended compensation actions involving his direct reports to the Compensation and Leadership Committee for approval. Mr. Zander cannot implement compensation changes for any of his direct reports. During Compensation and Leadership Committee meetings at which compensation actions involving Mr. Zander’s direct reports are discussed, Mr. Zander takes an active part in the discussions. Mercer is available at such meetings.
      Together with the Executive Vice President, Human Resources, the Global Rewards department in Motorola’s Human Resources organization prepares recommendations regarding CEO compensation and brings those recommendations to the Compensation and Leadership Committee. During Compensation and Leadership Committee meetings at which compensation actions involving Mr. Zander are discussed, Mr. Zander does not participate in the discussions.
      The Compensation and Leadership Committee directly engages an independent outside consulting firm, Mercer Human Resources Consulting, to assist them in its review of the compensation for Motorola’s senior leadership team.
      The Compensation and Leadership Committee is responsible for bringing recommended compensation actions involving the CEO to the Board for its concurrence. The Compensation and Leadership Committee cannot unilaterally approve compensation changes for the CEO. The Compensation and Leadership Committee must also approve any and all compensation for the direct reports to the CEO.

The Impact of Favorable Accounting and Tax Treatment on Compensation Program Design
      Favorable accounting and tax treatment of the various elements of our compensation program is an important consideration in their design. But, it is not the sole consideration.
      Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compen-

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sation paid to the Chief Executive Officer, Chief Financial Officer and to each of the named executive officers (the “Covered Employees”) to $1,000,000 annually. The Compensation and Leadership Committee has approved the Company’s short-term and long-term incentive programs to provide for the deductibility of compensation paid to the Covered Employees under the plans. However, the Compensation and Leadership Committee reserves the right to provide for compensation to Covered Employees that may not be deductible.
      Overall, the Compensation and Leadership Committee believes that the Motorola’s pay-for-performance based executive compensation is in the long-term interests of the stockholders.
      In the first quarter of 2006, we began expensing equity awards in accordance with FAS 123R. This will result in significantly higher expenses for our stock option awards. Like many of the companies within our comparator company group, we have taken measures to ensure our equity granting practice remains competitive but also cost effective (e.g., by generally lowering both grant guidelines and participation rates).

Stock Ownership Requirements
      In order to link the interests of management and stockholders, the Board requires Motorola’s senior leadership team and all other senior and executive vice presidents (approximately 45 executives) to maintain prescribed levels of Motorola stock ownership.
      The stock ownership guidelines set a minimum level of ownership of: Common Stock with a value equal to 4 times base salary for the CEO; the lesser of Common Stock with a value equal to 3 times base salary or 50,000 shares or units for executive vice presidents; and the lesser of Common Stock with a value equal to 2 times base salary or 25,000 shares or units for senior vice presidents.
      Shares owned outright, restricted stock, restricted stock units and stock owned in benefit plans such as 401(k) and MOTshare count toward fulfilling the ownership guidelines.

Securities Trading Policy
      Executives and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of Motorola’s securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with all insider trading rules.

CEO Compensation
      Motorola’s compensation program is designed to motivate outstanding corporate and business performance. This pay-for-performance program extends to all Motorola employees, including our Chairman and Chief Executive Officer, Mr. Edward J. Zander.
      The Committee studied the data gathered from the 17-company peer group mentioned in “Compensation Benchmarking” to assess the appropriate competitive compensation levels for Mr. Zander. Mr. Zander’s compensation levels are also governed by his employment agreement dated December 15, 2003, effective January 5, 2004. The employment agreement was approved by the Board, based in part on the recommendation of the Compensation and Leadership Committee and the Search Committee (a committee formed in 2003 to facilitate the search for a Company Chairman and CEO). The Search Committee hired its own external CEO compensation advisors who worked with the external compensation advisors regularly used by the Compensation and Leadership Committee and the Company to develop the compensation package. Comparator data from similarly-sized companies and companies in our industries was gathered and analyzed in determining the compensation package.
      The Committee most recently determined Mr. Zander’s compensation in February 2007, when it determined MIP awards for 2006 and set compensation amounts for 2007. In determining Mr. Zander’s 2007 compensation, the Committee reviewed Mr. Zander’s total remuneration, including all aspects of Mr. Zander’s total cash compensation (base salary plus short-term incentives) and long-term incentives from continuing employment, Mr. Zander’s outstanding equity grants (both stock options and restricted stock/restricted stock units), the value of Mr. Zander’s deferred compensation and retirement benefits and the value of Mr. Zander’s health and wellness employee benefits and executive perquisites.

Mr. Zander’s Base Salary
      Pursuant to the terms of his employment agreement, Mr. Zander’s annual salary for 2006 was $1,500,000. In February 2007, the Committee decided, and the independent board members con-

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curred, that Mr. Zander’s base salary will not be increased in 2007. Mr. Zander’s base salary has not changed since his hire date of January 5, 2004.

Mr. Zander’s 2006 MIP Award
      Mr. Zander’s target award under 2006 MIP was $2,025,000 and is unchanged under 2007 MIP. For Mr. Zander’s 2006 MIP award, the Committee assessed performance based on the MIP “Business Performance Factors” applicable to all regular U.S. employees (operating earnings, operating cash flow, revenue growth and three quality-specific measures: customer satisfaction, reliability and cost of poor quality) that comprise the formula for awards under the plan. The Committee and the Board considered these results in addition to strategic and leadership accomplishments to decide on Mr. Zander’s 2006 MIP award.
      Based on the assessment of performance against 2006 MIP Business Performance Factor targets and on the assessment of Mr. Zander’s performance in 2006, the Committee decided, and the independent board members concurred to approve, a 2006 MIP award of $1,265,000 (125% of the formula-driven award).
      The combination of Mr. Zander’s 2006 base salary and 2006 MIP award totals 23% of his total compensation in 2006.

Mr. Zander’s 2006 Equity Awards
      The Board of Directors determined that the combination of Mr. Zander’s May 3, 2006 stock option grant and Mr. Zander’s 2005-2007 LRIP and 2006-2008 LRIP Individual Incentive Targets (described above) delivered competitive long-term incentive compensation value to Mr. Zander in 2006.
      Mr. Zander is participating in both the 2005-2007 LRIP cycle and in the 2006-2008 LRIP cycle and is expected to participate in the 2007-2009 LRIP cycle if such a cycle is approved by the Board.

Mr. Zander’s Benefits and Perquisites
      During the term of Mr. Zander’s employment agreement, Mr. Zander is eligible to participate in all long-term incentive plans, the Motorola Portable Pension Plan, the Motorola Supplemental Pension Plan and health and welfare, perquisite and other arrangements generally available to other senior executives. Because Mr. Zander is active in professional and civic communities, has significant amounts of private and personal information readily available on the Internet, has strong visibility and travels extensively, he is also entitled to reasonable use of Company aircraft for personal and business purposes in connection with Motorola’s Overall Security Program.

Mr. Zander’s Severance Benefits Associated with a Change in Control
      Mr. Zander will receive change in control benefits under our Senior Officer Change-in-Control Severance Plan, or any successor change in control plan or program. If we no longer maintain the Senior Officer Change-in-Control Severance Plan, we will provide Mr. Zander with no less favorable benefits and protection under an alternative program or arrangement. In addition, upon a change in control of the Company, all equity-based awards granted to Mr. Zander will become fully vested and exercisable, all performance goals will be deemed achieved at target levels, all performance stock will be delivered as promptly as practicable and all performance units, restricted stock units and other incentive awards will be paid out as promptly as practicable. If we adopt an equity incentive plan or a severance plan for senior executives with change-in-control benefits more generous than the benefits provided to Mr. Zander under the agreement, Mr. Zander will be entitled to those benefits. Motorola’s Change-in-Control Program uses a “double trigger”. In order for severance benefits to be “triggered”, a change-in-control must take place and an executive must be involuntarily terminated (for a reason other than “cause”) or must quit for “good reason” within 24 months of the change-in-control.
      Mr. Zander is entitled to reimbursement for all reasonable legal fees and expenses reasonably incurred by him in connection with the negotiation and preparation of his employment agreement in the event of a change-in-control, subject to a maximum of $50,000 and we will reimburse him for all legal costs and expenses reasonably incurred by him in connection with any dispute under the agreement so long as he prevails in such dispute on at least one material claim.

Mr. Zander’s Stock Ownership Requirements
      Mr. Zander has successfully met the guideline for Motorola stock ownership.

Other Named Executive Officer Compensation
      The Compensation and Leadership Committee most recently determined the Named Executive Officers’ compensation in February 2007, when it determined MIP awards for 2006 and set compensation amounts for 2007. In determining the Named Executive Officers’ 2007 compensation, the Compensation and Leadership Committee reviewed each

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Named Executive Officer’s total remuneration, including all aspects of total cash compensation (base salary plus short-term incentives) and long-term incentives from continuing employment, outstanding equity grants (both stock options and restricted stock/restricted stock units), the value of deferred compensation and retirement benefits and the value of health and wellness employee benefits and executive perquisites.

Mr. Devonshire’s 2007 Compensation
      In February 2007, the Compensation and Leadership Committee decided that Mr. Devonshire’s base salary will not be increased in 2007.

Mr. Brown’s 2007 Compensation
      In February 2006, the Compensation and Leadership Committee decided to increase Mr. Brown’s base salary to $765,000 in 2006. The Compensation and Leadership Committee determined that the base salary adjustment appropriately rewards Mr. Brown for his performance and was necessary to ensure delivery of a competitive base salary to Mr. Brown.
      In February 2007, the Compensation and Leadership Committee decided that Mr. Brown’s base salary will not be increased in 2007.

Mr. Garriques’ 2006 Compensation
      In February 2006, the Compensation and Leadership Committee decided to increase Mr. Garriques’ base salary to $765,000 in 2006. The Compensation and Leadership Committee determined that the base salary adjustment appropriately rewards Mr. Garriques for his performance and was necessary to ensure delivery of a competitive base salary to Mr. Garriques.
      Mr. Garriques terminated his employment with the Company on February 16, 2007.

Mr. Lawson’s 2007 Compensation
      In February 2007, the Compensation and Leadership Committee decided that Mr. Lawson’s base salary will not be increased in 2007.
      The following “Report of Compensation and Leadership Committee on Executive Compensation” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
REPORT OF COMPENSATION AND LEADERSHIP COMMITTEE ON EXECUTIVE COMPENSATION
      Throughout 2006, Director Samuel C. Scott III was the Committee’s Chair and Directors Indra K. Nooyi, Ron Sommer and James R. Stengel served on the Compensation and Leadership Committee (the “Committee”) of Motorola, Inc. (the “Company”).
      During 2006, the Committee was comprised solely of non-employee directors who were each: (i) independent as defined under the NYSE listing standards and the Motorola, Inc. Director Independence Guidelines, (ii) a non-employee director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Code. During 2007, the Committee will be comprised of directors who meet these same standards.
      The Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement on Schedule 14A.

Respectfully submitted,

Samuel C. Scott III, Chairman
Indra K. Nooyi
Ron Sommer
James R. Stengel

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NAMED EXECUTIVE OFFICER COMPENSATION
Summary Compensation Table

									Change in
									Pension Value
									and
									Nonqualified
								Non-Equity	Deferred
				Stock		Option		Incentive Plan	Compensation		All Other
Name and Principal		Salary	Bonus	Awards		Awards		Compensation	Earnings		Compensation		Total
Position	Year	($)(1)	($)(2)	($)(3)		($)(3)		($)(4)	($)		($)(5)		($)
(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)		(i)		(j)

Edward J. Zander Chairman of the Board and Chief Executive Officer	2006	$1,500,000	$0	$1,745,250		$6,360,546		$1,265,000	$552,595	(6)	$430,383	(7)	$11,853,774
David W. Devonshire Executive Vice President, Chief Financial Officer	2006	625,000	0	50,120		2,125,793		300,000	94,864	(8)	45,398	(9)	3,241,175
Gregory Q. Brown Executive Vice President	2006	726,923	0	154,835		2,239,047		500,000	24,820	(10)	6,600		3,652,225
Ronald G. Garriques Executive Vice President	2006	726,923	0	38,504	(11)	1,583,337	(11)	0	69,834	(12)	557,253	(13)	2,975,851
A. Peter Lawson Executive Vice President	2006	540,000	0	0		1,657,461		280,000	46,894	(14)	17,950	(15)	2,542,305
Adrian R. Nemcek Executive Vice President	2006	300,000	0	0		1,954,137		100,000	78,410	(16)	798,229	(17)	3,230,776

(1)	Includes amounts deferred pursuant to salary reduction arrangements under the 401(k) Plan and the Motorola Management Deferred Compensation Plan.

(2)	No bonus was paid to a named executive officer other than as part of a non-equity incentive plan.

(3)	The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, of awards pursuant to the Motorola Inc. Omnibus Incentive Plan of 2006 and prior stock incentive plans no longer in effect and thus may include amounts from awards granted both in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 8, “Share-Based Compensation and Other Incentive Plans” to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(4)	The amounts in column (g) reflect cash awards earned under the Motorola Incentive Plan (“MIP”). There were no payments under Motorola Long Range Incentive Plan (“LRIP”) in 2006.

(5)	Unless otherwise indicated, the aggregate amount of perquisites and other personal benefits, securities or property given to each named executive officer valued on the basis of aggregate incremental cost to the Company (“Company perquisite costs”), was less than $10,000. Unless otherwise indicated, these amounts consist of contributions made by the Company to the 401(k) Plan for each of the officers in the amount of $6,600.

(6)	This amount consists of: (i) the aggregate change in present value from December 31, 2005 to December 31, 2006 for the Motorola Pension Plan of $8,618 and for the Motorola Supplemental Pension Plan (“MSPP”) of $48,683, and (ii) $495,294 in earnings on nonqualified deferred compensation in excess of the threshold for 2006 “above-market earnings” established pursuant to SEC rules.

(7)	This amount consists of: (i) Company perquisite costs for Mr. Zander of $430,383, including $350,999 for personal use of Company aircraft, $55,810 for personal use of car and driver and costs for financial planning, security system and monitoring service, spousal business travel, and (ii) tax gross-ups of $741 for income imputed to Mr. Zander. The incremental cost to the Company for Mr. Zander’s personal use of Company aircraft is calculated by multiplying the number of hours Mr. Zander travels in a particular plane by the direct cost per flight hour per plane. Direct costs include fuel, maintenance labor, parts, loading and parking fees, catering and crew. The incremental cost to the Company for Mr. Zander’s personal use of a car and driver is calculated by adding the costs for the driver, including salary and benefits, on a pro-rata basis to the cost of fuel for driving to and from work and Company events.

(8)	This amount consists of: (i) the aggregate change in present value from December 31, 2005 to December 31, 2006 for the Motorola Pension Plan of $8,405 and for the MSPP of $15,056 (ii) $71,403 in earnings on nonqualified deferred compensation in excess of the threshold for 2006 “above-market earnings” established pursuant to SEC rules.

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(9)	This amount consists of: (i) Company perquisite costs for Mr. Devonshire of $28,338, including $17,098 imputed for personal use of aircraft, $9,400 for financial planning, costs for spousal business travel and health coaching, and (ii) tax gross-ups of $9,719 for income imputed to Mr. Devonshire.

(10)	This amount is the aggregate change in present value from December 31, 2005 to December 31, 2006 for the Motorola Pension Plan of $6,956 and for the MSPP of $17,864.

(11)	Mr. Garriques forfeited all his restricted stock units and option awards pursuant to their terms in connection with his termination of employment with the Company on February 16, 2007.

(12)	This amount is the aggregate change in present value from December 31, 2005 to December 31, 2006 for the Motorola Pension Plan of $20,374 and for the MSPP of $49,460.

(13)	This amount consists of: (i) Company perquisite costs for Mr. Garriques of $357,462, including $322,528 for tax equalization, financial planning, health coaching, and income imputed for personal use of aircraft, (ii) tax gross-ups of $188,553 for income imputed to Mr. Garriques and (iii) dividends paid on stock awards of $3,250 not factored into grant date fair value.

(14)	This amount is the change in present value from December 31, 2005 to December 31, 2006 for the Motorola Pension Plan of $46,894. During the same period there was a negative change in the pension benefit present value of $135,976 under the Motorola Elected Officers Supplementary Plan.

(15)	This amount consists of Company perquisite costs for Mr. Lawson of $17,950 including $10,000 for financial planning, and health coaching.

(16)	This amount consists of: (i) the aggregate change in present value from December 31, 2005 to December 31, 2006 for the Motorola Pension Plan of $39,393 and for the Motorola Elected Officers Supplementary Plan of $5,912 and (ii) $33,105 in earnings on nonqualified deferred compensation in excess of the threshold for 2006 “above-market earnings” established pursuant to SEC rules.

(17)	This amount consists of: (i) Company perquisite costs for Mr. Nemcek of $10,000 for financial planning, health coaching and income imputed for personal use of aircraft, (ii) a one-time severance payment of $775,752 in connection with Mr. Nemcek’s retirement in July 2006, and (iii) income imputed for premiums associated with Elected Officer Retiree Life Insurance.
Compensation Proportion
      Our executive compensation program is structured so that more than two-thirds of our senior executives’ targeted total compensation is “at risk” (in the form of equity grants, the Long-Range Incentive Plan and the Motorola Incentive Plan) and therefore dependent upon Motorola’s results. In determining the “at risk” proportion between cash and equity among our total mix of compensation, we consider the employee position and responsibilities, ability to impact Motorola’s results, and the competitive market for executive talent in our industry. We strive to balance the components of our compensation program appropriately in light of these factors. For a discussion of the material terms of each Named Executive Officer’s employment agreement, see “Employment Contracts, Termination of Employment and Change in Control Arrangements.” For a discussion of the material terms of the 2006 grants of plan based awards, see the footnotes to the “Grants of Plan-Based Awards in 2006” table.

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Grants of Plan-Based Awards in 2006(1)

						All Other		All Other
						Stock		Option
						Awards:		Awards:		Exercise	Grant Date
			Estimated Future Payouts Under			Number of		Number of		or Base	Fair Value
			Non-Equity Incentive Plan Awards			Shares of		Securities		Price of	of Stock
						Stock or		Underlying		Option	and
			Threshold	Target	Maximum	Units		Options		Awards	Option
Name	Grant Date		($)	($)	($)	(#)(2)		(#)		($/Sh)(3)	Awards
(a)	(b)		(c)	(d)	(e)	(i)		(j)		(k)	(l)

Edward J. Zander	01/01/2006	(4)	$0	$2,025,000	$5,265,000	—		—		—	—
	01/01/2006	(5)	1,875,000	3,750,000	7,500,000	—		—		—	—
	05/03/2006		—	—	—	100,000	(6)	—		—	$2,125,000
	05/03/2006		—	—	—	—		800,000	(7)	$21.25	7,416,000
David W. Devonshire	01/01/2006	(4)	0	593,750	1,543,750	—		—		—	—
	01/01/2006	(5)	468,750	937,500	1,875,000	—		—		—	—
	05/03/2006		—	—	—	—		300,000	(7)	21.25	2,781,000
Gregory Q. Brown	01/01/2006	(4)	0	841,500	2,187,900	—		—		—	—
	01/01/2006	(5)	600,000	1,200,000	2,400,000	—		—		—	—
	03/06/2006		—	—	—	350,000	(8)	—		—	7,693,000
	05/03/2006		—	—	—	—		350,000	(7)	21.25	3,244,500
Ronald G. Garriques	01/01/2006	(4)	0	841,500	2,187,900	—		—		—	—
	01/01/2006	(5)	600,000	1,200,000	2,400,000	—		—		—	—
	03/06/2006		—	—	—	350,000	(8)	—		—	7,693,000	(9)
	05/03/2006		—	—	—	—		350,000	(7)	21.25	3,244,500	(9)
A. Peter Lawson	01/01/2006	(4)	0	513,000	1,333,800	—		—		—	—
	01/01/2006	(5)	450,000	810,000	1,620,000	—		—		—	—
	05/03/2006		—	—	—	—		200,000	(7)	21.25	1,854,000
Adrian R. Nemcek	01/01/2006	(4)	0	570,000	1,482,000	—		—		—	—
	01/01/2006	(5)	300,000	900,000	1,800,000	—		—		—	—

(1)	Motorola does not have an equity incentive plan.

(2)	In the aggregate, the restricted stock units (“RSUs”) described in this table, for all grant dates, represent approximately 0.0003% of the total shares of Common Stock outstanding on December 31, 2006. RSUs granted on or after May 1, 2006 are not eligible for dividends.

(3)	The exercise price of option awards is based on the fair market value of Motorola Common Stock at the time of grant, calculated as the closing price for a share of Motorola Common Stock on the last trading day before the date of grant. For grants made after March 1, 2007, the exercise price will be calculated as the closing price for a share of Motorola Common Stock on the date of grant.

(4)	These grants are pursuant to MIP and paid in cash. MIP is Motorola’s annual pay-for-performance bonus plan that is based upon a formula of company performance and personal performance. Awards may be $0 under the formula. Targets are based upon even multiples of 1.0. The maximum would be an extraordinary event both for the Company and the individual, whose probability is remote. Awards under 2006 MIP are determined using a participant’s “eligible earnings” for the plan year. “Eligible earnings” include regular earnings, retroactive adjustments to regular pay paid in the plan year, overtime pay, shift premium pay, lump sum in lieu of a merit increase and several categories of pay for non-work hours.

(5)	These grants are pursuant to 2006-2008 LRIP. Awards under 2006-2008 LRIP are determined in dollars but paid in Common Stock calculated using the fair market value as defined in “Fair Market Value Definition” and are not within the scope of FAS 123R. The values accrue on a dollar basis throughout the three-year cycle. LRIP is a three-year plan that has financial targets set annually. The measures/metrics used are (a) annual improvement in economic profit and (b) annual growth in sales. Specific economic profit and sales growth targets are established at the beginning of each year within a performance cycle and a “Business Performance Matrix” is developed. The LRIP “Business Performance Matrix” is a table that outlines specific award payout factors to be used for specific achievements against the established performance goals. The LRIP Business Performance Factors can range from 0% (for performance below threshold) to 200% (for maximum performance). At the conclusion of each year, the performance against the LRIP business performance targets is measured and recorded. At the conclusion of the cycle, the three recorded annual performance results are averaged together to determine the LRIP cycle’s baseline award. Motorola’s total shareholder return is then measured among its peer comparator group to determine if the full LRIP cycle award will be paid. Additionally, each participant’s individual performance will be taken into account in determining the final LRIP award on a negative discretion basis only—no participant’s individual award can be greater than their formula-driven award. The final LRIP award, if any, is measured in cash and paid in Common Stock. The table represents 2006 performance

PROXY STATEMENT

which may be reduced to $0 at the end of the three year cycle based upon total cycle performance. Targets are based upon even multiples of 1.0. The maximum would be an extraordinary event for both the Company and the individual.

(6)	These stock awards were granted on May 3, 2006 as part of the Company’s broad-based annual stock award grant. The restrictions on these RSUs lapse equally on November 3, 2008 and May 3, 2011. These RSUs were granted under the Omnibus Incentive Plan of 2006 to acquire shares of Common Stock and were granted at the fair market value at the time of the grant, as defined in “Fair Market Value Definition.”

(7)	These options were granted on May 3, 2006 as part of the Company’s broad-based annual stock option grant. The options vest and become exercisable in four equal annual installments with the first installment vesting on May 3, 2007. The options expire 10 years from the date of grant on May 3, 2016. The option term is the same for substantially all of the options granted to employees on May 3, 2006. These options could expire earlier in certain situations. These options were granted under the Motorola, Inc. Omnibus Incentive Plan of 2006 to acquire shares of Common Stock and were granted at the Option Fair Market Value at the time of the grant. The options carry with them the right to elect to have shares withheld upon exercise and/or to deliver previously-acquired shares of Common Stock to satisfy tax-withholding requirements. Options may be transferred to family members or certain entities in which family members have an interest. In the aggregate, the options described in this table are exercisable for approximately 0.0008% of the total shares of Common Stock outstanding on December 31, 2006. These options generally vest upon retirement.

(8)	These stock awards were granted on March 6, 2006 in furtherance of retention and as a future incentive to the presidents of the business segments. The restrictions on these RSUs lapse equally on September 6, 2008 and equally on March 6, 2011. These RSUs were granted under the Omnibus Incentive Plan of 2006 to acquire shares of Common Stock and were granted at the fair market value at the time of the grant, as defined in “Fair Market Value Definition.”

(9)	Mr. Garriques forfeited his stock and option awards pursuant to their terms in connection with his termination of employment with the Company on February 16, 2007.

PROXY STATEMENT

Outstanding Equity Awards at 2006 Fiscal Year-End(1)

	Option Awards						Stock Awards

	Number of		Number of				Number of
	Securities		Securities				Shares or
	Underlying		Underlying				Units of		Market Value
	Unexercised		Unexercised		Option		Stock That		of Shares or
	Options (#)		Options (#)		Exercise	Option	Have Not		Units of Stock
	Exercisable		Unexercisable		Price	Expiration	Vested		That Have Not
Name	(Vested)		(Unvested)		($)	Date	(#)(2)		Vested ($)
(a)	(b)		(c)		(e)	(f)	(g)		(h)

Edward J. Zander	754,380		754,380	(3)	$12.9742	01/05/2014	535,511	(4)	$11,010,106
	530,860		530,860	(5)	16.3028	05/04/2014	—		—
	75,000		225,000	(6)	15.91	02/14/2015	—		—
	187,500		562,500	(7)	15.47	05/03/2015	—		—
	0		800,000	(8)	21.25	05/03/2016	—		—
David W. Devonshire	0		137,467	(9)	7.2745	05/06/2013	5,276	(10)	108,475
	0		251,460	(5)	16.3028	05/04/2014	—		—
	0		300,000	(7)	15.47	05/03/2015	—		—
	0		300,000	(8)	21.25	05/03/2016	—		—
Gregory Q. Brown	0		223,520	(11)	7.7398	01/01/2013	505,427	(12)	10,391,579
	0		97,790	(13)	7.2745	05/06/2013	—		—
	118,745		237,490	(5)	16.3028	05/04/2014	—		—
	100,000		300,000	(7)	15.47	05/03/2015	—		—
	0		350,000	(8)	21.25	05/03/2016	—		—
Ronald G. Garriques(14)	43,586	(15)	0		39.2299	01/31/2015	453,389	(15)	9,521,678
	0		40,513	(13)	7.2745	05/06/2013	—		—
	0		55,880	(5)	16.3028	05/04/2014	—		—
	0		195,580	(17)	15.5422	09/21/2014	—		—
	0		300,000	(7)	15.47	05/03/2015	—		—
	0		350,000	(8)	21.25	05/03/2016	—		—
A. Peter Lawson	83,819	(18)	0		19.2853	11/26/2007	—		—
	68,224	(16)	0		16.0582	11/05/2008	—		—
	251,460	(19)	0		39.2299	01/31/2015	—		—
	62,340	(20)	0		12.9205	05/07/2012	—		—
	52,790		97,790	(9)	7.2745	05/06/2013	—		—
	195,580		195,580	(5)	16.3028	05/04/2014	—		—
	68,750		206,250	(7)	15.47	05/03/2015	—		—
	0		200,000	(8)	21.25	05/03/2016	—		—
Adrian R. Nemcek	23,335	(18)	0		19.2853	11/26/2007	—		—
	5,163	(18)	0		19.2853	11/26/2007	—		—
	83,820	(19)	0		39.2299	01/31/2015	—		—
	69,850	(20)	0		12.9205	05/07/2012	—		—
	374,980	(5)	0		16.3028	05/04/2014	—		—

(1)	Motorola does not have an equity incentive plan.

(2)	Stock awards of RSUs prior to May 1, 2006 are entitled to dividends. RSU grants on or after May 1, 2006 are not entitled to dividends. As announced on May 1, 2006, the Company’s dividend rate increased beginning on the July 15, 2006 dividend from $0.04 per share per quarter to its current dividend rate of $0.05 per share per quarter. Dividends are included in the outstanding awards for the purposes of this table.

(3)	These stock options were granted on January 5, 2004. These options vest and become exercisable in four equal annual installments with the first installment vesting on January 5, 2005.

(4)	200,000 of these restricted stock units (“RSUs”) were granted on January 5, 2004 and vest equally on January 5, 2006 and January 5, 2008. 76,839 of these RSUs were granted on May 4, 2004, 32,931 on May 4, 2007, and 43,908 on May 4, 2008. 150,000 of these RSUs were granted on May 3, 2005 and vest equally on November 3, 2007 and May 3, 2010. 100,000 of these RSUs were granted on May 3, 2006 and vest equally on November 3, 2008 and May 3, 2011.

(5)	These stock options were granted on May 4, 2004. These options vest and become exercisable in four equal annual installments with the first installment vesting on May 4, 2005 and accelerated upon retirement pursuant to the terms of the grant.

PROXY STATEMENT

(6)	These stock options were granted on February 14, 2005. These options vest and become exercisable in four equal annual installments with the first installment vesting on February 14, 2006. See the “Summary Compensation Table” and “Option Exercises and Stock Vested” table for more information.

(7)	These stock options were granted on May 3, 2005. These options vest and become exercisable in four equal annual installments with the first installment vesting on May 3, 2006.

(8)	These stock options were granted on May 3, 2006. These options vest and become exercisable in four equal annual installments with the first installment vesting on May 3, 2007.

(9)	These stock options were granted on May 6, 2003. These options vest and become exercisable in four equal annual installments with the first installment vesting on May 6, 2004, except that Mr. Devonshire’s remaining options vest 137,466 on May 6, 2006 and 137,467 on May 6, 2007.

(10)	5,000 of these RSUs were granted on January 1, 2003 and vest in four equal annual installments with the first installment vesting on January 1, 2005.

(11)	These stock options were granted on January 31, 2000. These options vested and became exercisable in four equal annual installments with the first installment vesting on January 31, 2001.

(12)	50,000 of these RSUs were granted on January 1, 2003 and vest in four equal annual installments beginning on January 1, 2005. 100,000 of these RSUs were granted on May 3, 2005 and vest equally on November 3, 2007 and May 3, 2010. 350,000 of these RSUs were granted on March 6, 2006 and vest equally on September 6, 2008 and March 6, 2011.

(13)	These stock options were granted on May 6, 2003. These options vest and become exercisable in four equal annual installments with the first installment vesting on May 6, 2004.

(14)	Mr. Garriques forfeited his stock and option awards pursuant to their terms in connection with his termination of employment with the Company on February 16, 2007.

(15)	100,000 of these RSUs were granted on May 3, 2005 and vest equally on November 3, 2007 and May 3, 2010. 350,000 of these RSUs were granted on March 6, 2006 and vest equally on September 6, 2008 and March 6, 2011.

(16)	These stock options were granted on November 5, 1998. These options vested in three equal annual installments with the first installment vesting on November 5, 1999.

(17)	These stock options were granted on September 19, 2001. These options vested in full on September 19, 2003.

(18)	These stock options were granted on November 26, 1997. These options vested on November 26, 1998.

(19)	These stock options were granted on January 31, 2000. These options vested in four equal annual installments with the first installment vesting on January 31, 2001.

(20)	These stock options were granted on May 7, 2002. These options vested and became exercisable in four equal annual installment with the first installment on May 7, 2003.
Option Exercises and Stock Vested in 2006

	Option Awards		Stock Awards(1)

	Number of		Number
	Shares		of Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	$	(#)	($)
(a)	(b)	(c)	(d)	(e)

Edward J. Zander	0	$0	318,521	$7,419,954
David W. Devonshire	474,956	4,585,722	5,235	116,479
Gregory Q. Brown	265,430	3,988,352	25,792	582,641
Ronald G. Garriques	339,992	3,085,950	25,000	570,250
A. Peter Lawson	100,000	1,209,400	0	0
Adrian R. Nemcek	730,652	7,721,004	0	0

(1)	Dividend shares received upon vesting are included for the purpose of this table.

PROXY STATEMENT

Nonqualified Deferred Compensation in 2006
      The Motorola Management Deferred Compensation Plan allows eligible executive participants, including the named executive officers the opportunity to defer portions of their base salary and annual cash incentive compensation and thereby defer taxes. Motorola does not contribute to this plan. The Motorola Management Deferred Compensation Plan is not intended to provide for the payment of above-market or preferential earnings on compensation deferred under the plan.

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)(1)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Edward J. Zander	–	–	$746,617	–	$5,118,976	(2)
David W. Devonshire	–	–	117,143	–	912,896	(3)
Gregory Q. Brown	–	–	–	–	–
Ronald G. Garriques	–	–	–	–	–
A. Peter Lawson	–	–	–	–	–
Adrian R. Nemcek	–	–	58,390	–	498,276	(4)

(1)	Pursuant to SEC rules, all earnings on nonqualified deferred compensation in 2006 in excess of 5.74% are deemed “above-market earnings”. Based on the performance of the funds elected in advance by the participant (as described below), Mr. Zander, Mr. Devonshire and Mr. Nemcek all had earnings on nonqualified deferred compensation in excess of 5.74% in 2006. All “above-market earnings” on nonqualified deferred compensation were reported in this year’s “Summary Compensation Table”. See the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table.”

(2)	In the 2005 Proxy as “Bonus” compensation earned under 2004 MIP, $4,000,000 of the aggregate balance was reported.

(3)	In the 2003 Summary Compensation Table under “Bonus” compensation, $287,500 of the aggregate balance was reported in connection with Mr. Devonshire’s employment offer and another $287,500 of the aggregate balance was reported in connection with his completion one year of service.
(4)	In the 2004 Summary Compensation Table under “Salary,” of the aggregate balance (i) $129,567 was reported as received in 2001 and (ii) $43,029 was reported as received in 2002. In the 2004 Summary Compensation Table as “Bonus” compensation, $50,000 of the aggregate balance was reported as received in 2001 under the 2001 Performance Excellence Equals Rewards plan and $106,237 of the aggregate balance was reported as received in 2002 under the 2002 Performance Excellence Equals Rewards plan.
     The Motorola Management Deferred Compensation Plan uses the following funds as the index for calculating investment returns on a participant’s deferrals. The participant’s deferrals are deemed to be invested in these funds as per the participant’s election. The participant does not actually own any share of the investment options he/she selects. The investment fund choices mirror the fund choices available in the Motorola 401(k) plan (with the exception of the Motorola stock fund). The funds are available only through variable universal life insurance products, and are not publicly traded mutual funds.

Fund Offering	Investment Classification	1-Year Annualized Average

* Short-Term Investment Fund	Money Market	4.92%
* Short-Term Bond Fund	Short-Term Bond	4.50%
* Long-Term Bond Fund	Long-Term Bond	4.29%
* Balanced Fund I	Moderate Allocation	11.89%
* Balanced Fund II	Moderate Allocation	13.74%
* Large Company Equity Fund	Large Blend	15.77%
* Mid-Sized Company Equity Fund	Mid-Cap Blend	10.40%
* Small Company Equity Fund	Small Blend	18.28%
* International Equity Fund	Foreign Large Blend	26.47%

      Deferral elections can only be changed during the open enrollment period prior to each plan (calendar) year. Changes to distribution elections must be filed at least 12 months in advance. Any change will require that the payment start date be at least five years later than the previous payment start date. A participant may postpone or change his/her termination payment distribution election once per plan (calendar) year. Hardship withdrawals are available, but all other nonscheduled withdrawals are not available. Termination payments cannot be earlier than six months after separation from service, except in the event of disability, death or, possibly, a change in control of the Company. The amounts reported in the “Aggregate Earnings in Last FY” column represent all earnings on nonqualified deferred compensation in 2006. The portion of earnings reported as “above-market earnings” in the Summary Compensation Table in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column represents the amount in excess of the 5.74% threshold established for 2006 pursuant to SEC rules.

PROXY STATEMENT

RETIREMENT PLANS
      The Motorola, Inc. Pension Plan (the “Pension Plan”) and either the Motorola Supplemental Pension Plan (the “Supplemental Plan”) or the Motorola Elected Officers Supplementary Retirement Plan (the “SRP Plan”) are intended to provide pension benefits to the named executive officers in the future. Prior to January 1, 2005, most regular U.S. employees who had completed one year of employment with the Company or certain of its subsidiaries were eligible to participate in one or more of the Company’s pension plans. They become vested after five years of service. Normal retirement is at age 65. Effective January  1, 2005, newly-hired employees are not eligible to participate in the Pension Plan or the Supplemental Plan.
Traditional and Portable Plan
      The Pension Plan contains two benefit formulas, referred to as the Traditional Plan and the Portable Plan. The Traditional Plan provides an annual pension annuity benefit based on the participant’s final average earnings and the participant’s benefit service, offset by the participant’s estimated Social Security benefit. The Traditional Plan formula consists of (i) for service from 1978 through 1987, the sum of 40% of the first $20,000 of final average earnings, plus 35% of final average earnings in excess of $20,000 multiplied by a fraction whose numerator is the number of months of service during that period and whose denominator is 420, plus (ii) for service after 1987, 75% of final average earnings, multiplied by a fraction whose numerator is the number of months of service after 1987 (not exceeding 420) and whose denominator is 420, minus (iii) 50% of the participant’s primary annual Social Security benefit at age 65,or the participant’s later retirement age (including any delayed retirement credits or similar adjustments earned after February 1, 2006), multiplied by a fraction whose numerator is the number of months of benefit service after 1977 (not exceeding 420) and whose denominator is 420.
      The Portable Plan provides a lump-sum pension benefit based on the participant’s final average earnings, and a “benefit percentage” determined by the participant’s vesting service and the participant’s benefit service. The Portable Plan formula consists of (i) final average earnings multiplied by the participant’s benefit percentage which is based on benefit service earned on or after July 1, 2000 and vesting service. It is determined as follows: 4% for each year of benefit service earned while you have five or fewer years of vesting service, plus 5% for each year of benefit service earned while you have more than five but less than 10 years of vesting service, plus 6% for each year of benefit service earned while the participant has more than 10 but less than 15 years of vesting service, plus 7% for each year of benefit service earned while the participant has more than 15 years of vesting service, plus (ii) your Traditional Plan benefit as of June 30, 2000 (if applicable) converted to a lump-sum based on the participant’s age and the interest rate in effect for the year of payment.
      Both Plans use final average earnings to calculate the participant’s pension benefit. Final average earnings is the average compensation for the five years of highest pay during the last 10 calendar year of Motorola employment. Eligible earnings includes base pay, commissions, overtime, lump-sum merit pay and incentive pay with respect to the period January 1, 2000 to February 3, 2002. After February 3, 2002, incentive pay was excluded from the definition of eligible compensation.
Motorola Supplemental Pension Plan
      The Motorola Supplemental Pension Plan (“MSPP”) provides benefits for highly compensated individuals whose tax qualified Pension Plan benefits are reduced by certain IRS limits or by participation in the Motorola Management Deferred Compensation Plan. The IRS annual salary limitation (Section 401(a)(17) of the Internal Revenue Code) and certain other IRS requirements reduce pension benefits from tax-qualified Pension Plans for certain highly compensated individuals. The MSPP is designed to offset these limitations. MSPP is a non-qualified plan, which means benefits are subject to FICA and federal income taxes.
      An individual is eligible to participate in MSPP if he or she is age 55 or older with at least five years of service, are eligible to receive a pension plan benefit and the individual’s pension benefit is reduced by Internal Revenue Code limitations.
Elected Officers Supplementary Retirement Plan
      The Company also maintains the SRP Plan for certain elected officers. Since January 1, 2000, no additional officers are eligible for participation in the SRP Plan. Messrs. Lawson and Nemcek participate in the SRP Plan. Messrs. Zander, Devonshire, Brown and Garriques do not participate in the SRP Plan. The SRP Plan provides that if the benefit payable annually (computed on a single life annuity basis) to any participating officer under one of the Company’s pension plans (which is based on a percentage of final average earnings for each year of service) is less than the benefit calculated under the

PROXY STATEMENT

SRP Plan, that officer will receive supplementary payments upon retirement.
      Generally, the total annual payments to an officer participating in the SRP Plan will equal a percentage of the sum of such officer’s rate of salary at retirement (or the base salary in place on June 30, 2005, whichever is earlier) plus an amount equal to the highest average of the annual bonus awards paid to such officer for any five years within the last eight years preceding retirement. Such percentage ranges from 40% to 45%, depending upon the officer’s years of service and other factors. Under an alternate formula, the total annual payments to such officer from both plans will equal the amount of the officer’s retirement benefit calculated under the terms of the pension plan in which he participates, without regard to the limitation on considered compensation under qualified retirement plans in Section 417 of the Internal Revenue Code, as amended (the “Code”), or the technical benefits limitation in Section 415 of the Code. However, the total annual pension payable on the basis of a single life annuity to any named executive officer from the applicable pension plan and SRP Plan is subject to a maximum of 70% of that officer’s base salary prior to retirement (or the base salary in place on June 30, 2005, whichever is earlier). If the officer is vested and retires at or after age 55 but prior to age 60, he or she may elect to receive a deferred unreduced benefit when he or she attains age 60, or an actuarially reduced benefit at or after age 57, contingent upon entering into an agreement not to compete with the Company. If a change in control (as defined in the SRP Plan) of the Company occurs, the right of each non-vested elected officer to receive supplementary payments will become vested on the date of such change in control and unreduced payments may begin or be made upon retirement at or after age 55.
      Messrs. Lawson and Nemcek are vested in their respective SRP Plan benefit. At the time of vesting, the Company makes a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the SRP Plan due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the retirement plan. Because the participant receives no cash yet incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of a contribution. Mr. Lawson was reimbursed for such a tax liability in 2001. Mr. Nemcek was reimbursed for such a tax liability in 2002. This is the Company’s policy with respect to all participants in the SRP Plan.
      Participants in the SRP Plan generally become vested in the plan at age 55 with 5 years of service, or at age 60 with two years of service, or at age 65 or upon becoming disabled (without regard to years of service).
      A participant’s benefits derived solely under the Portable Plan and Supplemental Plan are calculated based on an employee’s length of service and the average plan compensation (base pay) for the five years of highest pay during the last ten years of employment with the Company. The estimated annual pension benefits payable at age 65 are computed as a single life annuity and are not offset by Social Security benefits.

PROXY STATEMENT

Pension Benefits in 2006
      Assumptions describe in Note 8 “Employee Benefit and Incentive Plans” to the audited financial statements for the fiscal year 2006 Annual Report on Form 10-K are also used below and incorporated by reference.

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
Name	Plan Name	Service(#)(1)	Benefit($)	Fiscal Year($)
(a)	(b)	(c)	(d)	(e)

Edward J. Zander	Pension Plan	3	25,604	0
	Supplemental Pension Plan	3	153,026	0
David W. Devonshire	Pension Plan	4 yrs 10 mths	40,456	0
	Supplemental Pension Plan	4 yrs 10 mths	79,970	0
Gregory Q. Brown	Pension Plan	4	29,436	0
	Supplemental Pension Plan	4	56,948	0
Ronald G. Garriques	Pension Plan	8 yrs 1 mth(2)	95,854	0
	Supplemental Pension Plan	8 yrs 1 mth(2)	170,580	0
A. Peter Lawson	Pension Plan	26 yrs 3 mths	622,715	0
	Elected Officer Supplementary Retirement Plan(3)	26 yrs 3 mths	4,310,574	0
Adrian R. Nemcek	Pension Plan	28 yrs 6 mths	0	576,664
	Elected Officer Supplementary Retirement Plan(3)	36	4,706,045	0

(1)	When Motorola acquires a company, it does not credit or negotiate crediting years of service for the purpose of benefit accruals or augmentation. In certain circumstances, prior service may count toward eligibility and vesting service.

(2)	Mr. Garriques is credited with 8 years 1 month of benefit service and 20 years 7 months of vesting service. Therefore, the difference does not provide any benefit or dollar value augmentation. Rather, he fully satisfied the vesting period upon hire. Mr. Garriques terminated employment on February 16, 2007 and no longer accrues pension benefits as of such date.

(3)	Present value of accumulated benefit under the SRP Plan calculations are based on the age 60 unreduced retirement age under the SRP Plan.
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
      Employment Agreement with Edward J. Zander
      On December 15, 2003, the Company entered into an employment agreement with Mr. Zander, effective as of January 5, 2004. The agreement has an initial term of five years but, commencing on January 5, 2008, the term will be extended for one year on each anniversary of the effective date of the agreement unless either party delivers notice to the other party of its intention not to extend the term. During the term, Mr. Zander will serve as Chief Executive Officer of the Company, with such duties and responsibilities as are commensurate with the position, and reports directly to our Board of Directors. Mr. Zander will also serve as Chairman of our Board of Directors.
      During the term, Mr. Zander will be paid an annual base salary of not less than $1.5 million. The base salary will be reviewed for increase commencing at such times as the Compensation and Leadership Committee reviews the salaries of senior executives generally. For each fiscal year completed during the term, Mr. Zander will also be eligible to receive annual cash bonuses based upon performance targets established by the Compensation and Leadership Committee, but in no event will his annual target bonus be less than 135% of his annual base salary.
      As provided in his employment agreement, Mr. Zander deferred receipt of his 2004 annual bonus of $4 million until after his date of termination of employment (but no later than January 1 of the year following termination) or, if earlier, the first day on which the deductibility of this compensation by us is no longer precluded by the provisions of Section 162(m) of the Code.
      During the term, he is also eligible to participate in all long-term incentive plans, qualified pension plans and health and welfare, perquisite, fringe benefit and other arrangements generally available to other senior executives, including reasonable use of Company aircraft for personal (not less than 100 hours annually for personal use) and

PROXY STATEMENT

business purposes, transition housing and a home security system.
      Mr. Zander receives change in control benefits under our Senior Officer Change in Control Severance Plan or any successor change in control plan or program. If we no longer maintain the Senior Officer Change in Control Severance Plan, we will provide Mr. Zander with no less favorable benefits and protection under an alternative program or arrangement. In addition, upon a change in control of the Company, all equity-based awards granted to Mr. Zander will become fully vested and exercisable, all performance goals will be deemed achieved at target levels, all performance stock will be delivered as promptly as practicable and all performance units, restricted stock units and other incentive awards will be paid out as promptly as practicable. If we adopt an equity incentive plan or a severance plan for senior executives with change in control benefits more generous than the benefits provided to Mr. Zander under his employment agreement, Mr. Zander will be entitled to those benefits.
      On January 5, 2004, pursuant to his employment agreement, we granted Mr. Zander an option to purchase 1,508,760 shares of Common Stock with a per share exercise price of $12.97. The stock option has a term of 10 years and vests in four equal annual installments commencing on January 5, 2005, subject to Mr. Zander’s continued employment with us through each such date. In addition, on January 5, 2004, we granted Mr. Zander 400,000 restricted stock units based on shares of our Common Stock, 50% of which vested on January 5, 2006 and the remainder of which will vest on January 5, 2008, subject to Mr. Zander’s continued employment with us through such date. Mr. Zander has agreed to defer settlement of the restricted stock units until after his date of termination of employment (but no later than January 1 of the year following termination) or, if earlier, the first day on which the deductibility of this compensation by us is no longer precluded by the provisions of Section 162(m) of the Code.
      Pursuant to his employment agreement and in connection with the Company’s broad-based annual stock option grant, on May 4, 2004, we granted Mr. Zander an option to purchase 1,061,720 shares of Common Stock with a per share exercise price of $16.30. The stock option has a term of 10 years and vests in four equal annual installments commencing on May 4, 2005, subject to Mr. Zander’s continued employment with us through each such date. In addition, on May 4, 2004, we granted Mr. Zander 109,770 restricted stock units based on shares of our Common Stock, of which 10% vested on May 4, 2005, 20% will vest on May 4, 2006, 30% will vest on May 4, 2007 and the remaining 40% will vest on May 4, 2008, subject to Mr. Zander’s continued employment with us through each such date. Mr. Zander has agreed to defer settlement of the restricted stock units until after his date of termination of employment (but no later than the January 1 of the year following termination) or, if earlier, the first day on which the deductibility of this compensation by us is no longer precluded by the provisions of Section 162(m) of the Code.
      In connection with the replacement of outstanding amounts at his former employer that were forfeited by Mr. Zander, on January 5, 2004, we paid Mr. Zander a lump sum cash payment of $600,000 and granted Mr. Zander 93,024 restricted shares of our Common Stock. The restrictions with respect to these share of restricted stock lapsed on January 5, 2006.

Severance Agreement with David W. Devonshire
      In March 2002, the Company entered into compensation arrangements with David Devonshire as an incentive for him to join the Company as Chief Financial Officer. Pursuant to the compensation arrangements, if Mr. Devonshire is terminated without cause, Motorola has agreed to pay him severance equal to one year’s base salary plus his targeted incentive payout.

Change in Control Arrangements
      The Company has Change in Control Severance Plans (the “Plans”) for its elected officers. The Plan applicable to the named executive officers is the Motorola, Inc. Senior Officer Change in Control Severance Plan (the “Senior Officer Plan”). The Senior Officer Plan provides for the payment of benefits in the event that: (i) an executive officer terminates his or her employment for “good reason” (as defined) within two years of a change in control, or (ii) the executive officer’s employment is terminated for any reason other than termination for “good cause” (as defined), disability, death or normal retirement within two years of a change in control of the Company. In addition to unpaid salary for accrued vacation days and accrued salary and annual bonus through the termination date, the amount of the benefits payable to an executive officer entitled thereto would be equal to the sum of:

(i) three times the greater of the executive officer’s highest annual base salary in effect during the three years immediately preceding

PROXY STATEMENT

the change in control and the annual base salary in effect on the termination date;

(ii) three times the highest annual bonus received by the executive officer during the immediately preceding five fiscal years ending on or before the termination date; and

(iii) a pro rata target bonus for the year of termination.
The executive officer would also receive continued medical and insurance benefits for 3 years, and 3 years of age and service credit for retiree medical eligibility. In the event the executive officer is subject to the excise of tax under Section 4999 of the Code, the Company will make a tax reimbursement payment to the executive officer to offset the impact of such excise tax. The Senior Officer Plan’s term is for 3 years, subject to automatic one-year extensions unless the Company gives 90 days prior notice that it does not wish to extend. In addition, if a change in control occurs during the term, the Plans continue for an additional two years. These Plans replaced individual agreements that the Company began providing in 1988. In addition to plans covering all of the Company’s officers, the general employee population is covered by a change in control severance plan.

Termination and Change in Control Table for 2006
      The tables below outline the potential payments to our Chief Executive Officer and other Named Executive Officers upon the occurrence of certain termination triggering events. For the purposes of the table, below are the standard definitions for the various types of termination, although exact definitions may vary by agreement and by person.
      “Voluntary termination” means a termination initiated by the officer.
      “Voluntary termination for Good Reason” means termination initiated by the officer following a change in control (i) an officer is assigned duties materially inconsistent with his position, or are materially diminished, (ii) his annual base salary or target incentive opportunity are reduced, (iii) the Company requires regular performance duties beyond a fifty (50) mile radius from the current location, or (iv) the Company purports to terminate the officer’s employment other than pursuant to a notice of termination which indicates the officer’s employment has been terminated for “Cause”. Mr. Zander’s employment agreement does not limit “Good Reason” to change in control situations and includes failure to place him in his position.
      “Voluntary termination— retirement” means, other than the Pension Plan, Supplemental Pension Plan or the Elected Officers Supplementary Retirement Plan, age 55 with at least 20 years of service, or age 60 with at least 10 years of service, or age 65.
      “Involuntary Termination— Total and Permanent Disability” means entitlement to long-term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan, or a determination of a permanent and total disability under a state workers compensation statute.
      “Involuntary Termination— For Cause” means any misconduct identified as a ground for termination in the Motorola Code of Business Conduct, or the human resources policies, or other written policies or procedures, which generally involves “serious misconduct” including among other things, conviction for any criminal violation involving dishonesty, fraud or breach of trust or willful engagement in gross misconduct in the performance of the duties that materially injures the Company.
      “Involuntary Termination— Not for Cause” means an involuntary termination for reasons other than “For Cause” as defined above.
      “Involuntary Termination for Change-in-Control” occurs when, at any time (i) following a change-in-control and prior to the second anniversary or (ii) prior to a change-in-control but following such negotiations of the change-in-control, employment is terminated (a) involuntarily for any reason other than Cause, death, Disability or retirement under a mandatory retirement policy of the Company or any of its Subsidiaries or (b) by the officer after the occurrence of an event giving rise to Good Reason.
      No Named Executive Officer is entitled to a payment in connection with Involuntary Termination—For Cause. Only Mr. Zander, Mr. Nemcek and Mr. Lawson are entitled to a payment in connection with a Voluntary Termination for Good Reason or Retirement.

PROXY STATEMENT

Edward J. Zander
Chairman of the Board and Chief
Executive Officer
			Total and
	Voluntary Termination		Permanent	Involuntary Termination
Executive Benefits and Payments			Disability
Upon Termination(1)	Good Reason	Retirement	or Death	For Cause	Not For Cause	Change in Control

Compensation
Severance(2)	7,050,000	0	0	0	7,050,000	16,500,000
Short-term Incentive(3)	0	0	2,025,000	0	2,025,000	2,025,000
Long-term Incentives
• 2005-2007 LRIP(3)	0	0	2,500,000	0	2,500,000	2,500,000
• 2006-2008 LRIP(3)	0	0	1,250,000	0	1,250,000	1,250,000
• Stock Options (Unvested and Accelerated)(4)	11,891,928	0	11,891,928	0	11,891,928	11,891,928
• Restricted Stock Units (Unvested and Accelerated)(4)	10,831,810	0	10,831,810	0	10,831,810	10,831,810
Benefits and Perquisites (5)(8)
Health and Welfare Benefits Continuation(6)	40,652	0	0	0	40,652	60,978
280G Tax Gross-up(7)	0	0	0	0	0	11,750,010

TOTAL	29,814,390	0	28,498,738	0	35,589,390	56,809,726

(1)	For purposes of this analysis, we assumed Mr. Zander’s compensation is as follows: current base salary is equal to $1,500,000, short-term incentive target opportunity is equal to 135% of base salary, long-term incentive compensation target opportunity under 2005-2007 LRIP is equal to 250% of cycle salary and under 2006-2008 LRIP is equal to 250% of cycle salary.

(2)	Severance is calculated as 2x base salary + MIP target under Voluntary Resignation— Good Reason and under Involuntary Termination— Not for Cause and as 3x base salary + 3x highest bonus under Involuntary Termination— Change in Control.

(3)	Assumes the effective date of termination is December 31, 2006 and that the pro-rata payment under Short-term Incentive is equal to 12/12ths of the target award; the pro-rata payment under 2005-2007 LRIP is equal to 24/36ths of the target award; and the pro-rata payment under 2006-2008 LRIP is equal to 12/36ths of the target award. If the Executive does not meet the rule of retirement under the Motorola Incentive Plan (age 50 + 5 years service) or under the Long-Range Incentive Plans (either age 55 + 20 years service, age 60 + 10 years service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination— Retirement.

(4)	Assumes the effective date of termination is December 31, 2006 and the price per share of the Company’s stock on the date of termination is $20.56 per share. Under Voluntary Termination— Good Reason and under Involuntary Termination— Not for Cause, all outstanding unvested equity continues to vest and remains exercisable per the original term. If the Executive does not meet the rule of retirement under the equity plans (either age 55 + 20 years service, age 60 + 10 years service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination— Retirement.

(5)	Payments associated with Benefits and Perquisites is limited to the items listed. No other benefits or perquisite continuation occurs under the termination scenarios listed.

(6)	Health and Welfare Benefits Continuation is calculated as 24 months under Voluntary Termination— Good Reason and under Involuntary Termination— Not for Cause and as 36 months under Involuntary Termination— Change in Control.

(7)	If the “parachute payment” (severance + value of accelerated equity) is greater than 3x the average W-2 reported compensation for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds 1x the average W-2 reported compensation for the preceding years. Per Motorola’s Change-In-Control Severance Plan, an additional “gross up payment” equal to the value of the excise tax imposed will be paid. The determination to whether and when a “gross up payment” is required, the amount of the “gross up payment” and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP.

(8)	Mr. Zander’s deferred compensation is discussed in “Nonqualified Deferred Compensation in 2006” and there would be no further enhancement or acceleration upon a termination or change in control.

PROXY STATEMENT

David W. Devonshire
Chief Financial Officer	Voluntary
	Termination
		Total and
	Good	Permanent	Involuntary Termination
Executive Benefits and Payments	Reason or	Disability
Upon Termination(1)	Retirement	or Death	For Cause	Not For Cause	Change in Control

Compensation
Severance(2)	0	0	0	937,500	5,369,571
Short-term Incentive(3)	0	593,750	0	593,750	593,750
Long-term Incentives
• 2005-2007 LRIP(3)	0	625,000	0	625,000	625,000
• 2006-2008 LRIP(3)	0	312,500	0	312,500	312,500
• Stock Options (Unvested and Accelerated)(4)	0	4,423,833	0	0	4,423,833
• Restricted Stock Units (Unvested and Accelerated)(4)	0	102,800	0	0	102,800
Benefits and Perquisites(5)(8)
Health and Welfare Benefits Continuation(6)	0	0	0	20,774	41,547
280G Tax Gross-up(7)	0	0	0	0	0

TOTAL	0	6,057,883	0	2,489,524	11,469,001

Gregory Q. Brown
Executive Vice President,
President, Government
and Enterprise Mobility Solutions	Voluntary
	Termination
		Total and
	Good	Permanent	Involuntary Termination
Executive Benefits and Payments	Reason or	Disability
Upon Termination(1)	Retirement	or Death	For Cause	Not For Cause	Change in Control

Compensation
Severance(2)	0	0	0	1,147,500	5,294,205
Short-term Incentive(3)	0	841,500	0	841,500	841,500
Long-term Incentives
• 2005-2007 LRIP(3)	0	702,978	0	702,978	702,978
• 2006-2008 LRIP(3)	0	400,000	0	400,000	400,000
• Stock Options (Unvested and Accelerated)(4)	0	6,702,803	0	0	6,702,803
• Restricted Stock Units (Unvested and Accelerated)(4)	0	10,280,000	0	0	10,280,000
Benefits and Perquisites(5)(8)
Health and Welfare Benefits Continuation(6)	0	0	0	22,331	44,661
280G Tax Gross-up(7)	0	0	0	0	4,341,875

TOTAL	0	18,927,281	0	3,114,309	28,608,021

PROXY STATEMENT

Ronald G. Garriques*
Executive Vice President, President
Mobile Devices	Voluntary
	Termination
		Total and
	Good	Permanent	Involuntary Termination
Executive Benefits and Payments	Reason or	Disability
Upon Termination(1)	Retirement	or Death	For Cause	Not For Cause	Change in Control

Compensation
Severance(2)	0	0	0	1,147,500	5,233,287
Short-term Incentive(3)	0	841,500	0	841,500	841,500
Long-term Incentives
• 2005-2007 LRIP(3)	0	733,333	0	733,333	733,333
• 2006-2008 LRIP(3)	0	400,000	0	400,000	400,000
• Stock Options (Unvested and Accelerated)(4)	0	3,284,509	0	0	3,284,509
• Restricted Stock Units (Unvested and Accelerated)(4)	0	9,252,000	0	0	9,252,000
Benefits and Perquisites(5)(8)
Health and Welfare Benefits Continuation(6)	0	0	0	22,331	44,661
280G Tax Gross-up(7)	0	0	0	0	4,859,760

TOTAL	0	14,511,342	0	3,144,664	24,649,051

*	Mr. Garriques voluntarily terminated employment on February 16, 2007 and therefore is not entitled to a termination payment.

Adrian R. Nemcek
Retired	Voluntary
Termination(9)

Good
Executive Benefits and Payments	Reason or
Upon Termination(1)	Retirement

Compensation
Severance(2)	0
Short-term Incentive(3)	570,000
Long-term Incentives
• 2005-2007 LRIP(3)	575,000
• 2006-2008 LRIP(3)	300,000
• Stock Options (Unvested and Accelerated)(4)	3,831,955
• Restricted Stock Units (Unvested and Accelerated)(4)	0
Benefits and Perquisites(5)(8)
Motorola Pension Plan— EOSRP only(10)	4,706,045
Health and Welfare Benefits Continuation(6)	0
280G Tax Gross-up(7)	0

TOTAL	9,983,000

PROXY STATEMENT

A. Peter Lawson
Executive Vice President, General			Total and
Counsel and Secretary
	Voluntary Termination		Permanent	Involuntary Termination
Executive Benefits and Payments			Disability
Upon Termination(1)	Good Reason	Retirement	or Death	For Cause	Not For Cause	Change in Control

Compensation
Severance(2)	0	0	0	0	810,000	4,234,788
Short-term Incentive(3)	0	513,000	513,000	0	513,000	513,000
Long-term Incentives
• 2005-2007 LRIP(3)	0	540,000	540,000	0	540,000	540,000
• 2006-2008 LRIP(3)	0	270,000	270,000	0	270,000	270,000
• Stock Options (Unvested and Accelerated)(4)	0	3,181,625	3,181,625	0	3,181,625	3,181,625
• Restricted Stock Units (Unvested and Accelerated)(4)	0	0	0	0	0	0
Benefits and Perquisites(5)(8)
Motorola Pension Plan— EOSRP only(10)	4,337,235	4,337,235	4,337,235	0	4,337,235	4,337,235
Health and Welfare Benefits Continuation(6)	0	0	0	0	19,830	39,660
280G Tax Gross-up(7)	0	0	0	0	0	0

TOTAL	4,337,235	8,841,860	8,841,860	0	9,571,690	13,116,308

(1)	For purposes of this analysis, we assumed the named Executive Officers’ compensation is as follows: Greg Brown’s current base salary is equal to $765,000, short-term incentive target opportunity is equal to 110% of base salary, long-term incentive compensation target opportunity under 2005-2007 LRIP is equal to 150% of cycle salary and under 2006-2008 LRIP is equal to 200% of cycle salary; Ronald Garriques’ current base salary is equal to $765,000, short-term incentive target opportunity is equal to 110% of base salary, long-term incentive compensation target opportunity under 2005-2007 LRIP is equal to 150% of cycle salary and under 2006-2008 LRIP is equal to 200% of cycle salary; A. Peter Lawson’s current base salary is equal to 540,000, short-term incentive target opportunity is equal to 95% of salary, long-term incentive compensation target opportunity under 2005-2007 LRIP is equal to 150% of cycle salary and under 2006-2008 LRIP is equal to 150% of cycle salary; and Adrian Nemcek’s current base salary is equal to 600,000, short-term incentive target opportunity is equal to 95% of salary, long-term incentive compensation target opportunity under 2005-2007 LRIP is equal to 150% of cycle salary and under 2006-2008 LRIP is equal to 150% of cycle salary.

(2)	Severance is calculated as 18 months of base salary under Involuntary Termination— Not for Cause and as 3x base salary + 3x highest bonus under Involuntary Termination— Change in Control.

(3)	Assumes the effective date of termination is December 31, 2006 and that the pro-rata payment under Short-term Incentive is equal to 12/12ths of the target award; the pro-rata payment under 2005-2007 LRIP is equal to 24/36ths of the target award; and the pro-rata payment under 2006-2008 LRIP is equal to 12/36ths of the target award. If the Executive does not meet the rule of retirement under the Motorola Incentive Plan (age 50 + 5 years service) or under the Long-Range Incentive Plans (either age 55 + 20 years service, age 60 + 10 years service or age 65) on the effective date of termination, zeroes are entered under Voluntary Termination— Retirement.

(4)	Assumes the effective date of termination is December 31, 2006 and the price per share of the Company’s stock on the date of termination is $20.56 per share, the closing price on December 29, 2006. If the Executive does not meet the rule of retirement under the equity plans [(either age 55 + 20 years service, age 60 + 10 years service or age 65)] on the effective date of termination, zeroes are entered under Voluntary Termination— Retirement.

(5)	Payments associated with Benefits and Perquisites is limited to the items listed. No other benefits or perquisite continuation occurs under the termination scenarios listed.

(6)	Health and Welfare Benefits Continuation is calculated as 18 months under Involuntary Termination— Not for Cause and as 36 months under Involuntary Termination— Change in Control.

PROXY STATEMENT

(7)	If the “parachute payment” (severance + value of accelerated equity) is greater than 3x the average W-2 reported compensation for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds 1x the average W-2 reported compensation for the preceding years. Per Motorola’s Change-In-Control Severance Plan, an additional “gross up payment” equal to the value of the excise tax imposed will be paid. The determination to whether and when a “gross up payment” is required, the amount of the “gross up payment” and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP.

(8)	See “Nonqualified Deferred Compensation in 2006” for a discussion of nonqualified deferred compensation. There is no further enhancement or acceleration upon a termination or change in control.

(9)	Mr. Nemcek retired as of July 2006.

(10)	The Portable Plan is available to all salaried employees commencing their employment between July 1, 19999 and January 1, 2005 and is therefore not included. The Motorola Elected Officers Supplementary Retirement Plan is only available to elected officers and was discontinued on January 1, 2000. The Elected Officer Supplemental Retirement Plan was closed to new participants as of January 1, 2000. This supplemental retirement plan provides an annual income of up to 70% of salary at retirement or disability based on certain eligibility and vesting requirements. As of January 1, 2007, there are 5 unvested participants remaining in the plan. We do not have an executive-only retirement plan. For employees hired after January 1, 2005, we do not have any pension retirement plan.

PROXY STATEMENT

     The following “Report of Audit and Legal Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
AUDIT AND LEGAL COMMITTEE MATTERS
Report of Audit and Legal Committee
      The Audit and Legal Committee is comprised of four non-employee directors. Mr. Fuller, the Chair, Mr. Meredith and Mr. J. White served on the Committee throughout 2006. The Committee operates pursuant to a written charter that was amended and restated by the Board as of February 12, 2007. A copy of the Committee’s current charter is available at www.motorola.com/investor.
      On February 22, 2007, the Board determined that each member of the Committee was independent within the meaning of the NYSE listing standards for independence, SEC rules and the Motorola, Inc. Director Independence Guidelines. The Board also determined that each member of the Committee is (i) an “audit committee financial expert” as defined by SEC rules, whose expertise has been attained through relevant experience as discussed in “Who Are the Nominees” and (ii) is “financially literate.” During all of 2006, the Committee was comprised of non-employee directors who were each independent as defined by the NYSE listing standards applicable during 2006 and SEC rules.
      The responsibilities of the Committee include assisting the Board of Directors in fulfilling its oversight responsibilities as they relate to the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. The Committee also appoints and retains the independent registered public accounting firm.
      The Committee fulfills its responsibilities through periodic meetings with the Company’s independent registered public accounting firm, internal auditors and management. During 2006, the Committee met eleven times. The Committee schedules its meetings with a view toward ensuring that it devotes appropriate attention to all of its tasks. During certain of these meetings, the Committee meets privately with the independent registered public accounting firm, the chief financial officer, the director of internal audit, the chief legal counsel and from time-to-time other members of management. Outside of formal meetings Committee members had telephone calls to discuss important matters with management and the independent registered public accounting firm. The Committee also obtains a review, of the nature described in Statement on Auditing Standards (SAS) No. 100, from the independent registered public accounting firm containing the results of their review of the interim financial statements.
      Throughout the year, the Committee monitors matters related to the independence of KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm. As part of its monitoring activities, the Committee reviews the relationships between the independent registered public accounting firm and the Company. After reviewing the relationships and discussing them with management, the Committee discussed KPMG’s overall relationship, objectivity and independence with the Company. Based on its review, the Committee is satisfied with the auditors’ independence.
      KPMG also has confirmed to the Committee in writing, as required by Independence Standards Board Standard No. 1, that, in its professional judgment, it is independent of the Company under all relevant professional and regulatory standards.
      The Committee also discussed with management, the internal auditors and the independent registered public accounting firm, the quality and adequacy of the Company’s internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, and identification of audit risks.
      The Committee discussed and reviewed with the independent registered public accounting firm all matters required by the standards of the Public Company Accounting Oversight Board (United States), including those described in SAS No. 61, “Communication with Audit Committees.” With and without management present, the Committee discussed and reviewed the results of the independent registered public accounting firm’s examination of the consolidated financial statements. The Committee also discussed the results of the internal audit examinations.
      The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2006, with management and the independent registered public accounting firm. Management has the responsibility for the preparation and integrity of the Company’s

PROXY STATEMENT

consolidated financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.
      The Committee also reviewed management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the report of the Company’s independent registered public accounting firm on management’s assessment and on the effectiveness of internal control over financial reporting as of December 31, 2006. Management is responsible for maintaining adequate internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm has the responsibility for auditing management’s assessment and the effectiveness of internal control over financial reporting and expressing an opinion thereon based on their audit. Based on the above-mentioned review and discussions with management and the Company’s independent registered public accounting firm, the Committee recommended to the Board that management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the report of our independent registered public accounting firm be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.
      As specified in the Audit and Legal Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. That is the responsibility of management and the Company’s independent registered public accounting firm.
      In giving its recommendation to the Board of Directors, the Committee has relied on: (i) management’s representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles, and (ii) the reports of the Company’s independent registered public accounting firm with respect to such consolidated financial statements.

Respectfully submitted,

H. Laurance Fuller, Chair
David W. Dorman
Thomas J. Meredith
John A. White

PROXY STATEMENT

Independent Registered Public Accounting Firm
      KPMG LLP (“KPMG”) served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2006 and December 31, 2005 and is serving in such capacity for the current fiscal year. The Audit and Legal Committee appoints and engages the independent registered public accounting firm annually. The decision of the Committee is based on auditor qualifications and performance on audit engagements.
      Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions of stockholders.

Total Fees Billed by KPMG
      The aggregate fees billed by KPMG for professional services to the Company were $15.8 million in 2006 and $14.4 million in 2005.

Audit Fees
      The aggregate fees billed by KPMG for professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of internal control over financial reporting, the review of the Company’s quarterly financial statements, and services that are normally provided in connection with statutory and regulatory filings or engagements were $12.5 million in 2006 and $12.0 million in 2005.

Audit-Related Fees
      The aggregate fees billed by KPMG for assurance and related services reasonably related to the performance of the audit of the Company’s financial statements, but not included under Audit Fees, were $2.3 million in 2006 and $1.4 million in 2005. These fees primarily related to audits and due diligence in connection with acquisitions and dispositions by the Company, miscellaneous assurance services, and benefit plan audits.

Tax Fees
      The aggregate fees billed by KPMG for tax services were $1.0 million in 2006 and $1.0 million in 2005. These fees primarily related to assistance with U.S. tax returns, U.S. tax appeals and international subsidiary tax audit services.

All Other Fees
      The aggregate fees for all other services rendered by KPMG were $0 in 2006 and $0 in 2005.
      The following table further summarizes fees billed to the Company by KPMG during 2006 and 2005.

Service	2006	2005

Audit Fees	$12.5	$12.0

Audit-Related Fees
Acquisition & Disposition Audits, Due Diligence, and Assurance Services	$2.1	$1.2
Benefit Plan Audits	$0.2	$0.2

	$2.3	$1.4

Tax Fees
International Tax Services	$0.4	$0.3
U.S. Tax Services	$0.6	$0.7

	$1.0	$1.0

All Other Fees	$0.0	$0.0

Total	$15.8	$14.4

Audit and Legal Committee Pre-Approval Policies
      In addition to retaining KPMG to audit the Company’s consolidated financial statements and internal controls over financial reporting for 2006, KPMG and other accounting firms were retained to provide auditing and advisory services in 2006. The Audit and Legal Committee (the “Committee”) has restricted the non-audit services that KPMG may provide to the Company primarily to divestiture and acquisition related due diligence and audit services, financial statement audits of employee benefit plans, audit related assurance services, and certain tax services. The Committee has further determined that the Company will obtain non-audit services from KPMG only when the services offered by KPMG are more effective than other service providers and do not impair the independence of KPMG.
      The Audit and Legal Committee Auditor Fee Policy requires the pre-approval of all professional services provided to the Company by KPMG. Below is a summary of the policy and procedures.
      The Committee pre-approves the annual audit plan and the annual audit fee.
      The Committee policy includes an approved list of non-audit services that KPMG can provide including audit related services, tax services, and other services. The Committee pre-approves the annual non-audit related services and budget. The

PROXY STATEMENT

Committee allows the Company’s Controller to authorize payment for any audit and non-audit service in the approved budget. The Committee also provides the Company’s Controller with the authority to pre-approve fees less than $25,000 that were not in the annual budget but that are in the list of services approved by the Committee. The Controller is responsible to report any approval decisions to the Committee at its next scheduled meeting. The Committee reviews, and if necessary, approves updated audit and non-audit services and fees in comparison to the previous approved budget at each regular Committee meeting.
      In 2006, management did not approve any services that were not on the list of services pre-approved by the Committee.
COMMUNICATIONS
How Can I Recommend a Director Candidate to the Governance and Nominating Committee?
      The Governance and Nominating Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. A stockholder wishing to propose a candidate for the Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications in writing to the Governance and Nominating Committee, c/o Secretary, Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196.
      The Governance and Nominating Committee will consider nominees recommended by Motorola stockholders provided that the recommendation contains sufficient information for the Governance and Nominating Committee to assess the suitability of the candidate, including the candidate’s qualifications. Candidates recommended by stockholders that comply with these procedures will receive the same consideration that candidates recommended by the Committee and management receive.
What is the Deadline and How Do I Submit Nominations to the Board?
      A stockholder wishing to nominate a candidate for election to the Board at the 2008 Annual Meeting of Stockholders is required to give written notice addressed to the Secretary, Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, Illinois 60196 of his or her intention to make such a nomination. The notice of nomination must be received by the Company’s Secretary at the address above no later than           , 2008.
      The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in the Company’s bylaws. In addition, it must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under New York Stock Exchange Rule 303A.02(b), or, alternatively, a statement that the recommended candidate would not be so barred. A nomination which does not comply with the above requirements will not be considered.
What is the Deadline and How Do I Submit Proposals?
      Any stockholder who intends to present a proposal at the Company’s 2008 Annual Meeting of Stockholders must send the proposal to: Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.
      If the stockholder intends to present the proposal at the Company’s 2008 Annual Meeting of Stockholders and have it included in the Company’s proxy materials for that meeting, the proposal must be received by the Company no later than           , 2007, and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The Company is not obligated to include any shareholder proposal in its proxy materials for the 2008 Annual Meeting of Stockholders if the proposal is received after the           , 2007 deadline.
      If a stockholder wishes to present a proposal at the 2008 Annual Meeting of Stockholders but not have it included in the Company’s proxy materials for that meeting, the proposal: (1) must be received by the Company no later than           , 2008, (2) must present a proper matter for shareholder action under Delaware General Corporation Law, (3) must present a proper matter for consideration at such meeting under the Company’s amended and restated certificate of incorporation and bylaws, (4) must be submitted in a manner that is consistent with the submission requirements provided in the Company’s bylaws, and (5) must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the Securities and Exchange Commission.
How Can I Communicate with the Board?
      All communications to the Board of Directors, presiding director, the non-management directors or any individual director, must be in writing and addressed to them c/o Secretary, Motorola, Inc.,

PROXY STATEMENT

1303 East Algonquin Road, Schaumburg, IL 60196 or by email to boardofdirectors@motorola.com.
OTHER MATTERS
      The Board knows of no other business to be transacted at the 2007 Annual Meeting of Stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.
Section 16(a) Beneficial Ownership Reporting Compliance
      Each director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Motorola Common Stock. Based solely on a review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 2006 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that a report on Form 4 was filed late by Mr. Fuller, a director, for one transaction and an amended Form 3/ A and Form 4/ A were filed late by Mr. Keller, an executive officer, for his initial holdings.
Manner and Cost of Proxy Solicitation
      The Company pays the cost of soliciting proxies. In addition to mailing proxies, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone, personal interview or other electronic means. Also, the Company has retained D.F. King & Co., Inc. (“D.F. King”) to aid in soliciting proxies for a fee estimated not to exceed [$     ] plus expenses. The Company will, at its expense, request banks, brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.
“Householding” of Proxy Materials
      In December of 2000, the Securities and Exchange Commission adopted new rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.
      As in the past few years, a number of brokers with accountholders who are Motorola stockholders will be “householding” our proxy materials. As indicated in the notice previously provided by these brokers to Motorola stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or call us at 1-800-262-8509 or write us at Secretary, Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196.
      Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

By order of the Board of Directors,

A. Peter Lawson
Secretary

IMPORTANT
      Your vote is important. Regardless of the number of shares of Motorola common stock that you own, please sign, date and promptly mail the enclosed WHITE proxy card in the accompanying postage-paid envelope. Should you prefer, you may exercise a proxy by telephone or via the Internet. Please refer to the instructions on your WHITE proxy card which accompanied this proxy statement.
Instructions for “Street Name” Stockholders
      If you own shares of Motorola common stock in the name of a broker, bank or other nominee, only it can vote your shares of Motorola common stock on your behalf and only upon receipt of your instructions. You should sign, date and promptly mail your WHITE proxy card, or voting instruction form, when you receive it from your broker, bank or nominee. Please do so for each separate account you maintain. Your broker, bank or nominee also may provide for telephone and Internet voting. Please refer to the instructions which you received with this proxy statement.
      Please vote by mail, telephone or via Internet at your earliest convenience.
      If you have any questions or need assistance in voting your shares of Motorola common stock, please call:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Toll-Free: 1-800-488-8095

Location for the Annual Meeting of Stockholders:
The Art Institute of Chicago - Rubloff Auditorium
230 South Columbus Drive, Chicago, Illinois 60603 Tel: (312) 443-3600
May 7, 2007 at 4:30 P.M., local time
PARKING NEAR THE ART INSTITUTE
Accessible parking for a fee is located in the following garages near the Art Institute:
      Millennium Park garage (enter at Columbus Drive and Monroe Street),
      East Monroe Street garage (enter at Columbus Drive and Monroe Street),
      Grant Park North garage (enter at Michigan Avenue between Madison and Randolph).
ENTERING AND DEPARTING THE ART INSTITUTE
You are invited to enter and depart the Art Institute through the Columbus Drive Lobby. Access to this entrance has changed due to the New North Wing expansion and is off of Columbus Drive, just south of the future building.
REGISTRATION BEFORE THE MEETING 3:30 - 4:30 p.m.
Please present your Admission Ticket to the 2007 Annual Meeting of Stockholders at registration in the Chicago Stock Exchange Trading Room located across the hall from the Rubloff Auditorium.

PRELIMINARY — SUBJECT TO REVISION

VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M., Eastern Time on Sunday, May 6, 2007. Have your proxy card in hand when you access the website listed above and follow the instructions to create an electronic voting instruction form and to obtain your records .
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Motorola, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time on Sunday, May 6, 2007. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Motorola, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. To ensure that your vote is received prior to the Annual Meeting on May 7, 2007, please act promptly. Receipt of your mailed proxy is needed by Saturday, May 5, 2007.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement on the Internet at www.motorola.com/investor

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MTRLA1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOTOROLA, INC.
Election of Directors
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW

Proposal 1: Election of Directors for a One-Year Term			For All	Withhold All	For All Except
Nominees:
(01) E. Zander	(05) N. Negroponte	(09) D. Warner III
(02) D. Dorman	(06) S. Scott III	(10) J. White	☐	☐	☐
(03) J. Lewent	(07) R. Sommer	(11) M. White
(04) T. Meredith	(08) J. Stengel
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Other Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2		For	Against	Abstain

Proposal 2:	Approval of Amendment to The Motorola Employee Stock Purchase Plan of 1999	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3 AND 4.		For	Against	Abstain

Proposal 3:	Shareholder Proposal re: Shareholder Vote on Executive Pay	☐	☐	☐
Proposal 4:	Shareholder Proposal re: Recoup Unearned Management Bonuses	☐	☐	☐

Please vote, date and sign and mail this proxy promptly in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ADMISSION TICKET TO MOTOROLA’S
2007 ANNUAL MEETING OF STOCKHOLDERS
This is your admission ticket to gain access to Motorola’s 2007 Annual Meeting of Stockholders to be held at The Art Institute of Chicago — Rubloff Auditorium, 230 South Columbus Drive, Chicago, Illinois on Monday, May 7, 2007 at 4:30 p.m. local time. A map showing directions to the meeting site is shown below. Please present this ticket at registration in The Chicago Stock Exchange Trading Room across the hall from the Rubloff Auditorium from 3:30 — 4:30 p.m. Please note that a large number of stockholders may attend the meeting, and seating is on a first-come, first-served basis.
THIS TICKET IS NOT TRANSFERABLE

Map to The Art Institute of Chicago	Map to The Art Institute of Chicago — Rubloff Auditorium

PARKING NEAR THE ART INSTITUTE	ENTERING THE ART INSTITUTE

Accessible parking for a fee is located in the following garages near the Art Institute: Millennium Park garage (enter at Columbus Drive and Monroe Street), East Monroe Street garage (enter at Columbus Drive and Monroe Street), Grant Park North garage (enter at Michigan Avenue between Madison and Randolph).
You are invited to enter the Art Institute through the Columbus Drive Lobby. Access to this entrance has changed due to the New North Wing Expansion and is off of Columbus Drive, just south of the future building.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
for the Annual Meeting of Stockholders, May 7, 2007
The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) Edward J. Zander, David W. Devonshire, A. Peter Lawson and Steven J. Strobel, or any one of them, as proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola, Inc. which the stockholder(s) would be entitled to vote, at the Annual Meeting of Stockholders of Motorola, Inc. to be held on May 7, 2007, and at any adjournments or postponements thereof.
In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments or postponements thereof.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE,
BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL
NOMINEES LISTED, FOR PROPOSAL 2, AGAINST PROPOSAL 3 AND AGAINST PROPOSAL 4.
IMPORTANT — This Proxy must be signed and dated on the reverse side.